Registration No. 333-136503

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GeneThera, Inc.
(Name of Small Business Issuer in its Charter)

Florida	2836	65-0622462
(State of Other Jurisdiction of	(Primary Standard Industrial	(IRS Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

3930 Youngfield Street
Wheat Ridge, Colorado 80033
(303) 463-6371
(Address and telephone number of principal executive offices and principal place of business)

Dr. Tony Milici, CEO
3930 Youngfield Street
Wheat Ridge, Colorado 80033
(303) 463-6371
(Name, address and telephone number of agent for service)

Copies to:

Dennis H. Johnston, a Professional Law Corporation
9422 Canfield Drive
La Habra, California 90631
(310) 666-2133

Approximate date of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐.

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐.

EXPLANATORY NOTE

Genethera, Inc. (“The Company”) is filling this amendment to its SB-2 on Form SB-2/A filed on August 11, 2006 (“this Amendment”) to reflect the corrections of the Equity Investment Agreement date and the 8-K filling date. We also updated the example of number of shares with the current stock price in the Dilution statement and Prospectus summary. The Controller signature was also added.

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SHARES TO BE REGISTERED	QUANTITY TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE

Common Stock	10,625,000	$0.06	$637,500	$68.21

TOTAL	10,625,000	$0.06	$637,500	$68.21

(1)
In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of additional shares of common stock as may be issuable upon pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions;

(2)
The Proposed Maximum Offering Price per Share was computed pursuant to Rule 457. This fee is calculated based on the closing price of our common stock under the trading symbol GTHA on the OTCBB on August 18, 2006.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated August 18, 2006

PROSPECTUS
SUBJECT TO COMPLETION, DATED August 18, 2006

10,625,000 Shares of Common Stock

GENETHERA INCORPORATED

THE OFFERING

This prospectus relates to the offering for sale of up to 10,625,000 shares of our common stock, par value $.001, by the selling security holder, Imperial Capital Holdings, LLC. (“Imperial”), identified in this prospectus. The common stock covered by this prospectus includes up to 10,000,000 shares of common stock issuable from time to time to Imperial, which will become a shareholder pursuant to an Equity Investment Agreement, dated May 2, 2006 (“Investment Agreement”), upon the execution of this agreement the Company shall issue to the Investor shares of the Company’s Common Stock in an amount equal to One Hundred Thousand Dollars ($100,000) divided by the VWAP of the Company’s Common Stock, of which the Investor shall be restricted from selling an amount equal to or greater than Fifty Thousand Dollars of the Investor’s Shares for a period of one hundred twenty (120) calendar days from the date hereof; and the registration of 625,000 shares of our common stock that were previously issued to Imperial as consideration for fees owed by us in connection with the Investment Agreement. The prices at which the selling security holder may sell its shares will be determined by the prevailing market price for the shares of our common stock or through negotiated transactions. We are not selling any securities in this offering and therefore will not receive any of the proceeds from the sale of the shares. We will, however, receive proceeds from the sale of securities under the Investment Agreement, which permits us to “put” up to $5 million dollars in shares of common stock to Imperial, subject to the terms of the Investment Agreement. Imperial will purchase the common stock from us at a purchase price of 93% of the lowest closing best bid prices of the common stock during each pricing period. At no time will Imperial own shares sufficient to make it an “affiliate” of our company within the meaning of the Securities Act of 1933, as amended. All costs associated with this registration will be borne by us.

Our common stock is traded on the OTCBB under the trading symbol "GTHA."

We have engaged the services of Brewer Financial Services, LLC to be our placement agent in connection with the equity line of credit. Brewer Financial Services, LLC is a member of the NASD.

Investing in our stock involves risks. You should carefully consider the Risk Factors beginning on page 8 of this prospectus.

We have not authorized anyone else to provide you with different information. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. None of these securities may be sold until a registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is August 18, 2006

As used in this prospectus, the terms “we,” “us,” “our,” “the Company,” and “GeneThera” mean GeneThera, Inc., a Florida corporation. The term “selling shareholders” means our shareholders who are offering to sell their shares of GeneThera common stock that are being registered through this prospectus. The term “common stock” means our common stock, par value $0.001 per share and the term “shares” means the 10,625,000 shares of common stock being offered through this prospectus.

PROSPECTUS SUMMARY

Because this is a summary, you should read the entire prospectus. You should specifically consider the information set forth under “Risk Factors” and our financial statements and accompanying notes that appear elsewhere in this prospectus.

GeneThera, Inc., a Florida corporation, has produced only nominal revenues. Our subsidiary, GeneThera, Inc., a Colorado corporation (“GeneThera Colorado”), is developing molecular assays for the detection of diseases in live animals, notably bovine spongiform encephalopathy ("BSE" or "Mad Cow Disease") and chronic wasting disease ("CWD"), a disease that affects elk and renders their meat unsafe for human consumption. We also currently intend to develop therapeutic vaccines for the prevention of such diseases

Our executive office is located at 3930 Youngfield Street, Wheat Ridge, Colorado 80033. Our telephone number is (303) 463-6371, and our fax number is (303) 463-6377. Our web site address on the Internet is: www.genethera.net.

Effective May 2, 2006, we entered into an Equity Investment Agreement (“Investment Agreement”), which is an equity line of credit ("ELoC"), with Imperial Capital Holdings ("Imperial"). In connection with the preparation and issuance of the ELoC, we agreed to issue 625,000 shares of our common stock to Imperial, which are being registered hereunder. The ELoC terminates 24 months after the registration statement is effective. The maximum amount of money that the ELoC may provide to us over the 24-month period of time is $5,000,000. During these 24 months, commencing at such time as the registration statement is effective, we may periodically deliver newly issued registered shares of our common stock to Imperial who then delivers cash to us based on a fluctuating price per share of our common stock. We are not obligated to request the entire $5,000,000. The actual aggregate number of shares that we may issue pursuant to the Investment Agreement is not determinable as it is based on the market price of our common stock from time to time and how much funding we desire from time to time. We have reserved 10 million shares for issuance under the ELoC, which we are registering in this registration statement pursuant to the terms of the Investment Agreement's Registration Rights Agreement.

We can commence drawing down on the ELoC at such time as this registration statement becomes effective. Since only the Commission can order a registration statement effective, we do not know when or if the registration statement will become effective. For an equal amount of dollars of funding from time to time pursuant to the ELoC, the number of shares we would issue to Imperial would be greater during times of our stock price being low, and conversely so during times when our stock price is high. Pursuant to the ELoC, we are subject to penalties if we fail to deliver stock to Imperial after we request a draw down from the ELoC.

Upon the effectiveness of the registration statement, and pursuant to the ELoC, we may issue and sell to Imperial, and Imperial will purchase from us, up to that number of shares of common stock having an aggregate value of $5,000,000. However, Imperial is not obligated to purchase such amount of shares that would cause it to own more than 9.9% of our total number of outstanding shares at any given time. From time to time, we may, in our sole discretion, deliver a put notice to Imperial which states the dollar amount which we intend to sell to Imperial which will be, at our choice, either: (A) 200% of the average daily volume (U.S. market only) of our common stock for the 10 trading days prior to the applicable put notice date, multiplied by the average of the 3 daily closing bid prices immediately preceding the put date, or, (B) $10,000. The maximum amount of any put notice cannot exceed $250,000. The purchase price for the common stock identified in the put notice will be equal to 93% of the lowest closing bid price of the common stock during the pricing period. The pricing period is the period beginning on a put notice date and ending on and including the date that is five (5) trading days after the put notice date. Imperial is required to purchase from us during the related pricing period that number of shares having an aggregate purchase price equal to the Put Amount set forth in the Put Notice. Imperial is deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, in connection with the resale of our common stock under the Investment Agreement.

As we draw down on the equity line of credit, more shares will be sold into the market by Imperial. This new supply of shares may cause our stock price to drop. In turn, as the stock price drops and as we make more draw downs on the ELoC, even more stock will come into the market which may cause yet a further drop in stock price. You should be aware that there is an inverse relationship between our stock price and the number of shares to be issued pursuant to the ELoC. If our stock price declines, we will be required to issue a greater number of shares under the ELoC. We are not required to draw down or use the full amount available of the ELoC.

Examples of share issuances under the equity line of credit if the full $5 million of the ELoC is funded:

Purchase Price: (1)	$0.06	$0.055	$0.04	$0.025
Shares Purchased: (2)	83,333,334(3)	909,909,091(3)	125,000,000(3)	200,000,000(3)

(1)
Represents example market prices after discount to Imperial three of which are higher and one of which is slightly lower than recent market prices that may apply to the equity line of credit. Does not give effect to a 7% discount of the purchase price.

(2)	Represents the number of shares of common stock to be issued at the prices set forth in the table to generate $5 million in gross proceeds from the equity line of credit.

(3)	Would require that we register additional shares.

We have engaged the services of Brewer Financial Services, LLC to be our placement agent in connection with the equity line of credit. Brewer Financial Services, LLC is a member of the NASD.

THE OFFERING

Securities Offered	Up to 10,625,000 shares of common stock, all of which are being offered by the selling shareholder

Common Stock Outstanding, before offering	24,325,069 as of June 30th, 2006.

Common Stock Outstanding, after offering	34,950,069 if all shares underlying the equity line and the commitment shares sold.

OTC Bulletin Board Symbol	GTHA

Use of Proceeds
We will not receive any proceeds from the sale of common stock by our selling shareholder. However, we will receive proceeds from our sale of the common stock to the Selling Security Holder (also called the "Investor"). The Investor will purchase the common stock from us at a purchase price of 93% of the lowest closing best bid price of the common stock during each pricing period. The pricing period is the period beginning on a put notice date and ending on and including the date that is 5 trading days after the put notice date. The put notice date is the date that we request a draw down of the ELoC.

Dividend Policy	We do not intend to pay dividends on our common stock. We plan to retain any earnings for use in the operation of our business and to fund future growth.

SUMMARY FINANCIAL INFORMATION

The following is a summary of our Financial Statements, which are included elsewhere in this prospectus. You should read the following data together with the “Management’s Plan of Operations” section of this prospectus as well as with our audited Financial Statements and the notes therewith.

	Three Months Ended	Year Ended	Year Ended
	March 31,	December 31,	December 31,
	2006	2005	2004
	(un-audited)	(audited)	(audited)
Statement of Operations Data:
Total Revenue	90,000	190,982	155

Total Operational Expenses	(235,964)	(3,816,465)	(5,742,192)

Net (Loss)	(145,964)	(3,625,483)	(5,742,037)

Balance Sheet Data:
Cash and cash equivalents	1,290	1,669	0

Total current assets	590,353	471,404	623,109

Total assets	591,643	473,073	623,109

Total current liabilities	1,095,010	850,276	971,010

Total stockholders’ deficit	(503367)	(377,203)	(347,901)

Total liabilities and stockholders’ deficit	591,643	473,073	623,109

RISK FACTORS

The securities offered are highly speculative. You should purchase them only if you can afford to lose your entire investment in us. The company’s management believes that following risk factors discuss all material risks faced by the company. Please carefully consider these risk factors, as well as all other information in this prospectus.

Investors should assume that if any of the following risks actually materialize, our business, financial condition or results of future operations could be materially and adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

If we issue securities pursuant to the ELoC (equity line of credit), then existing stockholders may experience significant dilution.

The sale of shares pursuant to the ELoC will have a dilutive impact on our present stockholders. As a result, even if we eventually generate revenue, our net income per share could be lower in future periods than it would otherwise, and the market price of our common stock could decline. The lower our stock price at the time we exercise a draw down on the equity line of credit, the more shares we will have to issue to Imperial. If our stock price decreases, then our existing stockholders would experience greater dilution.

Imperial will effectively pay less than the then prevailing market price of our common stock, which could cause the price of our common stock to decline

As we draw down with puts on the ELoC and we issue common stock to Imperial, such common stock will be purchased by Imperial at less than the then market price (i.e., 93% of the lowest bid price during the pricing period). At such times, Imperial will have a financial incentive to sell our common stock immediately upon receiving the shares. When Imperial sells shares of our common stock, the price of our stock could decrease. If our stock price decreases, Imperial may have a further incentive to sell the shares of our common stock that it holds. Such sales of common stock by Imperial could cause the market price of our common stock to decline.

We have very little operating capital and may be forced to file bankruptcy

The growth of our business will require significant additional investment capital. We do not presently have adequate cash from operations or financing activities to meet our long-term needs. As of December 31, 2005, we had a total of $1,669 in capital on hand to use in executing our business plan. We are able to operate going forward solely because our executive officers, all of whom are significant shareholders of the company have agreed to not seek compensation until we have raise adequate funding. We anticipate that unless we are able to raise net proceeds of at least $3,000,000 within the next twelve months that we will not be able to execute our business plan in a meaningful way. Due to our early stage of development, regardless of the amount of funds we raise, there is a substantial risk that all investors may lose all of their investment. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to seek protection from creditors under applicable bankruptcy laws. Our independent auditor has expressed substantial doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues.

We have not commenced full operations and we may not be able to achieve or maintain profitability

We are a relatively young company and our proposed operations are subject to all of the risks inherent in such a business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the development of a business in a competitive industry. As with an investment in any emerging growth company, ownership of common shares may involve a high degree of risk, and is not recommended if you cannot reasonably bear the risk of a total loss of your investment.

We expect to continue to incur operating losses throughout our current fiscal year ending December 31, 2006. If we do not achieve revenue growth sufficient to absorb our planned expenditures, we could experience additional losses in future periods. These losses or fluctuations in our operating results could cause the market value of our common stock to decline.

We anticipate that in the future we will make significant investments in our operations, particularly to support our marketing activities and, that as a result, operating expenses are expected to continue to increase. We intend to make such investments on an ongoing basis, primarily from cash generated from operations and, to the extent necessary, funds available from financing activities. If net sales do not increase with capital or other investments, we are likely to continue to incur net losses and our financial condition could be materially adversely affected. There can be no assurance that we will achieve or sustain profitability on a quarterly or annual basis.

We have a history of operating losses and limited funds

We have a history of operating losses. If our business plan is not fully executed as planned, we may continue to experience losses as we continue to invest in our core businesses. Our current financial resources are limited and are insufficient for execution and expansion of our business plan. Our ability to execute our business model will depend on our ability to obtain additional financing and achieve a profitable level of operations. There can be no assurance that such financing will be obtained. Nor can we give any assurance that we will generate substantial revenues or that our business operations will prove to be profitable.

The shares available for sale by the selling stockholder could significantly reduce the market price of our common stock

A total of 10,625,000 shares of our common stock are being registered for resale. The market price of our common stock could drop if a substantial amount of these shares are sold in the public market. A drop in the market price will reduce the value of your investment.

The Selling Security Holder may sell securities at any price or time that could reduce the market price of our common stock

After effectiveness of this prospectus, the Selling Security Holder may offer and sell their shares at any price and time determined by them. The timing of sales and the price at which the shares are sold by the Selling Security Holder could have an adverse effect upon the public for our common stock.

Since we have not paid any dividends on our common stock and do not intend to do so in the future, a purchaser of our stock will only realize a gain on their investment if the market price of our common stock increases

We do not intend to pay, any cash dividends on our common stock. Therefore an investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

Our independent auditor has expressed doubts about our ability to continue as a going concern

We are devoting substantially all of our present efforts in establishing a new business and we have not achieved substantial revenues. These factors raise substantial doubt about our ability to continue as a going concern. Management's plans regarding our ability to continue as a going concern are disclosed in Note 2 to the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since our financial statements indicate there is substantial doubt about our ability to continue as a going concern this may affect our ability to raise financing and/or obtain credit from vendors

We have received a report from our independent auditors for our fiscal year ended December 31, 2005, containing an explanatory paragraph that describes the uncertainty regarding our ability to continue as a going concern. The reasons for the going concern qualification are our lack of revenues and history of net losses, as well as the fact that at the time of the audit, we did not have access to sufficient committed capital to meet our projected operating needs for at least the next 12 months.

Management's plans may not be successful or other unforeseeable actions may become necessary. Any inability to raise capital may require us to reduce the level of our operations. In addition, the existence of the going concern opinion may make it more difficult for us to obtain additional financing or receive credit from vendors on acceptable terms.

We are dependent on the services of our President and the loss of those services would have a material adverse effect on our business

We are highly dependent on the services of Dr. Tony Milici, our President, Chief Executive Officer and Chairman of the Board. Dr. Milici maintains responsibility for our overall corporate strategy. The loss of the services of Dr. Milici would have a material adverse effect upon our business and prospects. Without Dr. Milici’s services we would likely not be able to execute our business plan unless and until we found a replacement with similar experience. There can be no assurance that we could find such a replacement or that if we did that we could persuade such individual to accept employment with us on acceptable terms, or at all. We do not currently have “key man” insurance on Dr. Milici and we do not anticipate purchasing such insurance in the near future, if ever.

Our executive officers along with our largest shareholder hold the voting power to greatly influence our affairs and may make decisions that do not necessarily benefit all shareholders equally

As of the date of this prospectus, our executive officers together (Dr. Milici and Ms. Irizarry) own approximately 45% of our outstanding Common Stock and Dr. Milici owns 100% of our a super voting, Series B Preferred Stock. The Series B Preferred Stock can be converted at any time into 15 million shares of common stock and has voting rights of 30 million shares, more than the total amount of common stock outstanding. Consequently, Dr. Antonio Milici, our Chief Executive Officer is in a position to greatly influence all matters submitted for shareholder votes, including the ability to elect all of our Board of Directors and to exercise absolute control over our affairs.

Our common stock is deemed to be a "Penny Stock," which may make it more difficult for investors to sell their shares due to suitability requirements

Our common stock is deemed to be a "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market of our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. Broker-dealers seeking to effect transactions in penny stocks are required to furnish customers with detailed information which among other things includes a clear statement of the risk of an investor losing their entire investment, the dealers' bid and offer price for the stock, the amount of compensation the dealer or any associated person will receive in the transaction and a monthly statement setting forth the identity and number of shares of stock held for the customer's account and the market value of such securities. In addition, the dealer must determine that the shares are suitable for the customer and receive a written affirmation from the customer that he has the requisite knowledge and financial experience to evaluate the risks of purchasing the shares. This could cause our stock price to decline and discourage dealers from engaging in transactions in our shares. Penny stocks are stocks:

•	With a price of less than $5.00 per share;

•	That are not traded on a "recognized" national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years),

•	or with average revenues of less than $6.0 million for the last three years.

You may not be able to buy or sell our stock at will and may lose your entire investment

Our shares are currently quoted on the Over the Counter Bulletin Board. Shares in companies like ours are often known as "penny stocks" and are subject to various regulations involving certain disclosures to be given to you prior to the purchase of any penny stocks. These disclosures require you to acknowledge you understand the risk associated with buying penny stocks and that you can absorb the entire loss of your investment. Penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want.

The Company could face lawsuits in its business

The Company may be subject to claims and lawsuits from time to time arising from the operation of its business. Damages resulting from and the costs of defending any such actions could be substantial. Although the Company may face personal injury claims, professional liability claims and other business-related claims, there can be no assurance that the Company will be able to obtain and maintain proper insurance coverage, or that it will ultimately prove to be adequate.

There is no assurance of future dividends being paid

At this time we do not anticipate paying dividends in the future, but instead plan to retain any earnings for use in the operation of our business and to fund future growth. We are under no legal or contractual obligation to declare or to pay dividends, and the timing and amount of any future cash dividends and distributions is at the discretion of our board of directors and will depend, among other things, on our future after-tax earnings, operations, capital requirements, borrowing capacity, financial condition and general business conditions.

Forward-Looking Statements

This prospectus includes forward-looking statements that involve risks and uncertainties regarding management’s plans and objectives for future operations, including plans and objectives relating to our planned marketing and future economic performance. These forward-looking statements include statements under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus. You should not rely on these forward-looking statements that apply only as of the date of this prospectus. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions. These statements refer to our future plans, objectives, expectations and intentions. We use words such as "believe," "anticipate," "expect," "intend," "estimate," “could,” “feel,” “believes,” “plan,” “should,” “will” and other similar expressions to identify forward-looking statements. In addition, any statements concerning future financial performance, ongoing business strategies or prospects and possible future Company actions that may be provided by management are also forward-looking statements as defined by the Act. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of certain markets. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could contribute to these differences include those discussed in the preceding pages and elsewhere in this prospectus.

PENNY STOCK REGULATIONS

Our shares are currently quoted on the Over the Counter Bulletin board. Such shares are referred to as "penny stocks" within the definition of that term contained in Rules 15g-1 through 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. These rules impose sales practices and disclosure requirements on certain broker-dealers who engage in certain transactions involving penny stocks. These additional sales practices and disclosure requirements could impede the sale of our securities, including securities purchased herein, in the secondary market. In general, penny stocks are low priced securities that do not have a very high trading volume. Consequently, the price of the stock is volatile and you may not be able to buy or sell the stock when you want. Accordingly, the liquidity for our securities may be adversely affected, with related adverse effects on the price of our securities.

Under the penny stock regulations, a broker-dealer selling penny stocks to anyone other than an established customer or "accredited investor" (generally, an individual with a net worth in excess of $1,000,000, or has annual income exceeding $200,000 or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. In addition, unless the broker-dealer or the transaction is otherwise exempt, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the Registered Representative and current quotations for the securities. A broker-dealer is additionally required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer's account and information with respect to the limited market in penny stocks.

USE OF PROCEEDS

We will not receive proceeds from the sale of our shares by the Selling Security Holder. However, we will receive proceeds from our sale of the common stock to the Selling Security Holder (also called the "Investor"). The Investor will purchase the common stock from us at a purchase price of 93% of the lowest closing best bid price of the common stock during each pricing period. The pricing period is the period beginning on a put notice date and ending on and including the date that is 5 trading days after the put notice date. The put notice date is the date that we request a draw down of the ELoC. We may receive up to the gross amount of $5,000,000 if we draw down on the entire ELoC. However, we are not required to use the entire ELoC.

DETERMINATION OF OFFERING PRICE

The offering price of the shares bears no relationship to assets, book value, net worth, earnings, actual results of operations, or any other established investment criteria.

DIVIDEND POLICY

It is our present policy not to pay cash dividends and to retain future earnings for use in the operations of the business and to fund future growth. Any payment of cash dividends in the future will be dependent upon the amount of funds legally available, our earnings, our financial condition, our capital requirements and other factors that the board of directors may think are relevant.

DILUTION

Our net tangible book value, based on our audited financial statements for the fiscal year ended March 31, 2006, was $(677,195) or, $(0.03) per share of common stock.

Net tangible book value per share is determined by dividing our tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of our common stock, which were 22,425,069 shares outstanding as of March 31, 2006.

Since this offering is being made solely by the selling security holder and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering. However, our net tangible book value will be impacted by the common stock that we will sell to the Investor under the Investment Agreement. The amount of dilution resulting from share issuances to the Investor will be determined by our stock price at or near the time of the put of shares to the Investor by us.

The following example shows the dilution to new investors assuming the issuance of 100%, 50%, 25% and 10% of the 10,625,000 shares of common stock to the Investor at an assumed offering price of $0.06 per share, which is based on the closing price of our common stock on August 17, 2006 (without giving effect to the 7% discount at which we will issue shares to the Investor under the Investment Agreement).

Our pro forma net tangible book value as of March 31, 2006 (un-audited), showing the effects of dilution, would have been as follows:

Assumed percentage of Shares issued:	100%	50%	25%	10%
Number of shares issued:	83,333,334	41,666,667	20,833,334	8,333,333
Assumed Average public offering price:	$0.06	$0.06	$0.06	$0.06
Net tangible book value Per share before this Offering:	$(0.03)	$(0.03)	$(0.03)	$(0.03)
Net tangible book value after this offering	$4,322,805	$1,822,805	$572,805	$(177,195)
Net tangible book value per share after this Offering:	$0.06	$0.04	$0.02	$(0.01)
Dilution of net tangible Book value per share To new investors:	$(0.00)	$(0.00)	$(0.00)	$(0.00)
Increase in net tangible Book value per share To existing shareholders	$0.09	$0.07	$0.05	$0.02

AGREEMENTS WITH IMPERIAL CAPITAL HOLDINGS

Equity Investment Agreement. On May 2, 2006, we entered into an Equity Investment Agreement and related Registration Rights Agreement with Imperial Capital Holdings (“Imperial”). Under the terms of the agreement, we agreed to issue and sell to Imperial, and Imperial agreed to purchase from us up to that number of shares of common stock having an aggregate purchase price of $5,000,000. We will be able to require Imperial to purchase up to the $5,000,000 of its common stock over a two-year period commencing on the date a registration statement is declared effective by the SEC covering shares of our common stock underlying the Investment Agreement. These funds will be able to be drawn at our discretion by delivering a written notice (“Put Notice”) stating the amount of funds we wish to draw (“Put Amount”). The Put Amount shall be equal to 93% of the market price of our common stock, as calculated in accordance with the terms of the Investment Agreement, provided that in no event will the Put Amount be greater than $250,000. We shall not be entitled to submit a Put Notice until after the previous closing has been completed. If any closing best bid price during the applicable Pricing Period (the period beginning on the Put Notice date and ending on and including the date that is 5 trading days after such Put Notice date) with respect to any particular Put Notice is less than 75% of any closing best bid price of the common stock for the 10 trading days prior to the Put Notice date, the Put Notice will terminate at our request.

 Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement dated May 2, 2006 with Imperial, we are obligated to file a registration statement registering 10,625,000 shares of our common stock, which consists of: (i) stock issuable to Imperial in connection with the preparation of the Investment Agreement, and (ii) an additional 10,000,000 shares which is an estimate of the amount of shares we anticipate issuing to Imperial under the Investment Agreement. We shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC within 180 calendar days after the filing of the Registration Statement.

Placement Agent Agreement. In connection with the Investment Agreement, on May 2, 2006 we entered into a Placement Agent Agreement with Brewer Financial Services, LLC, a NASD registered broker-dealer. The Placement Agent will render consulting services to us with respect to the Investment Agreement and will be available for consultation in connection with the advances to be requested by us pursuant to the Investment Agreement. We agreed to pay to the Placement Agent a fee in the amount of one percent (1%) of the gross proceeds from each “put” or draw on the ELoC, for all services rendered in connection with the Placement Agent Agreement.

MANAGEMENT’S PLAN OF OPERATION

THIS FILING CONTAINS FORWARD-LOOKING STATEMENTS. THE WORDS “ANTICIPATED,” “BELIEVE,” “EXPECT,” “PLAN,” “INTEND,” “SEEK,” “ESTIMATE,” “PROJECT,” “WILL,” “COULD,” “MAY,” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS INCLUDE, AMONG OTHERS, INFORMATION REGARDING FUTURE OPERATIONS, FUTURE CAPITAL EXPENDITURES, AND FUTURE NET CASH FLOW. SUCH STATEMENTS REFLECT THE COMPANY’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND FINANCIAL PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, INCLUDING, WITHOUT LIMITATION, GENERAL ECONOMIC AND BUSINESS CONDITIONS, CHANGES IN FOREIGN, POLITICAL, SOCIAL, AND ECONOMIC CONDITIONS, REGULATORY INITIATIVES AND COMPLIANCE WITH GOVERNMENTAL REGULATIONS, THE ABILITY TO ACHIEVE FURTHER MARKET PENETRATION AND ADDITIONAL CUSTOMERS, AND VARIOUS OTHER MATTERS, MANY OF WHICH ARE BEYOND THE COMPANY’S CONTROL. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES OCCUR, OR SHOULD UNDERLYING ASSUMPTIONS PROVE TO BE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY AND ADVERSELY FROM THOSE ANTICIPATED, BELIEVED, ESTIMATED, OR OTHERWISE INDICATED. CONSEQUENTLY, ALL OF THE FORWARD-LOOKING STATEMENTS MADE IN THIS FILING ARE QUALIFIED BY THESE CAUTIONARY STATEMENTS AND THERE CAN BE NO ASSURANCE OF THE ACTUAL RESULTS OR DEVELOPMENTS.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

You should read the following discussion of our results and plan of operation in conjunction with the consolidated financial statements and the notes thereto appearing elsewhere in this prospectus. Statements in this Management's Discussion and Analysis or Plan of Operation that are not statements of historical or current objective fact are “forward-looking statements.”
OVERVIEW

We have had negligible revenues from operations in the last two years. We have developed proprietary diagnostic assays for use in the agricultural and veterinary markets. Specific assays for Chronic Wasting Disease (among elk and deer) and Mad Cow Disease (among cattle) have been developed and are available currently on a limited basis. E.coli (predominantly cattle) and Johnne's disease (predominantly cattle and bison) diagnostics are in development. We are also working on vaccine solutions to meet the growing demands of today’s veterinary industry and tomorrow's agriculture and healthcare industries. The Company is organized and operated both to continually apply its scientific research to more effective management of diseases and, in so doing, realize the commercial potential of molecular biotechnology.

We are engaged primarily in research and development activities. We have not generated significant operating revenues, and as of December 31, 2005, we had incurred a cumulative net loss from inception of $14,085,392. Our ability to generate substantial operating revenue will depend on our ability to develop and obtain approval for molecular assays and developing therapeutic vaccines for the detection and prevention of food contaminating pathogens, veterinary diseases, and diseases affecting human health.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern in their report on our consolidated financial statements for the fiscal year ended December 31, 2005. For the years ended December 31, 2005 and 2004, our operating losses were $3,625,483 and $5,742,037 respectively. Our current liabilities exceeded current assets by $832,246 and $898,403 for the years ended December 31, 2005 and 2004, respectively. Currently, we have minimal revenues generated from operations, and, as of December 31, 2005 we have an accumulated deficit of $14,085,392.

Over the next 12 months, in order to have the capability of achieving our business plan, we believe that we will require at least $3,000,000 in additional funding. We will attempt to raise these funds by means of one or more private offerings of debt or equity securities or both. The Company anticipates that it will receive some funding from the ELoC in an undetermined amount up to a maximum of $5,000,000, which may become available in trenches upon the effectiveness of the Company’s registration statement. Moreover, depending on the development and activities of our business, and unforeseen and unanticipated events in our business, we may require additional funding over the next twelve to eighteen months to develop our business. This amount may exceed an additional $1,000,000 depending on cost involved in the further development and commercialization of our products. In such event, we may need immediate additional funding.  Our capital requirements will depend on many factors including, but not limited to, the timing of further development of assays to detect the presence of infectious disease from the blood of live animals, our hiring of additional personnel, the applications for, and receipt of, regulatory approvals for any veterinary vaccines that we may develop, and other factors. Our inability to raise capital could impair our ability to implement our business plan and may ultimately force us to cease operations.

Over the next 12 months, assuming the availability of at least $3,000,000 in funding, we expect to purchase laboratory equipment sufficient to establish and operate at least two additional facilities outside the United States, and to hire a significant number of scientific and technical personnel, as well as management, marketing and operations employees, necessary to operate the new facilities and our corporate growth. Although these expenditures will result in a significant increase in expenses, our management believes these expenditures will result in revenue generation as we begin to migrate from a research and development stage company to commercialization of our products.

Additionally, over the next 12 months we expect to spend a significant amount of capital on research and development activities relating to development and vaccine design/development. If we are able to develop assays for different diseases, we intend to formalize the procedure into a commercial application using several newly established laboratories that are owned or co-owned and operated by GeneThera. To date, we have introduced our diagnostic solution for Chronic Wasting Disease and Mad Cow Disease on a very limited basis. We anticipate that significant funds will be spent on research and development throughout the life of the Company, as this is the source for new products to be introduced to the market. Our plan is to seek new innovations in the biotechnology field. We may not be successful in developing or validating any new assays or, if we are successful in developing and validating any such assays, we may be unable to successfully commercialize them or earn profits from sales of those assays. Furthermore, we may not be able to design, develop, or successfully commercialize any vaccines as a result of our research and development efforts.

RESULTS OF OPERATIONS

Three-Month Period Ending March 31, 2006 Compared to Three-Month Period Ending March 31, 2005.

Gross profits for the three-month period ended March 31, 2006 were $90,000 compared to $0 for the same period last year. Personnel (salaries) decreased from $153,065 for the prior three month period ending March 31, 2005 to $94,450 for the three month period ending March 31, 2006. The resultant drop in salaries is due to the CEO and CAO foregoing their salaries during this quarter due to cash constraints. Professional expenses (consulting and professional fees) comparing the three month period ending March 31, 2005, to the three month period ending March 31, decreased from $1,596,040 to $0. This decrease was primarily due to the hiring of our Chief Financial Officer who had previously provided many of these professional services through a third party.

Fiscal Year Ending December 31, 2005 Compared to Fiscal Year Ending December 31, 2004.

Personnel and professional expenses (consulting and professional fees and salaries) increased from $1,725,476 for the prior fiscal year ending December 31, 2004 to $2,421,904 for the year ending December 31, 2005. Comparing the year ended December 31, 2004 to the year ended December 31, 2005, expenses decreased from $4,465,056 to $3,547,000.

We recorded a net loss of $3,625,483 for the year ended December 31, 2005 compared to $5,742,037 for the year ended December 31, 2004.

LIQUIDITYAND CAPITAL RESOURCES

We had a cash balance of $1,669 as of December 31, 2005. Our current cash balance is not sufficient to fund our business objectives and we will need significant additional capital over the next 12-18 months in order to fund our planned operations. We may be unable to secure any additional financing on terms that are acceptable to us, if at all.

Our longer-term working capital and capital requirements will depend upon numerous factors, including revenue and profit generation, pre-clinical studies and clinical trials, the timing and cost of obtaining regulatory approvals, the cost of filing, prosecuting, defending, and enforcing patent claims and other intellectual property rights, competing technological and market developments, collaborative arrangements. Additional capital will be required in order to attain such goals. Such additional funds may not become available on acceptable terms and we cannot give any assurance that any additional funding that we do obtain will be sufficient to meet our needs in the long term.

CRITICAL ACCOUNTING POLICIES

In December 2001, the SEC requested that all registrants discuss their most “critical accounting policies” in Management's Discussion and Analysis of Financial Condition or Plan of Operation. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of the Company’s financial condition and results and requires management's most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our significant accounting policies are described in Note 1 to our consolidated financial statements included in this prospectus and our previously filed Annual Report on Form 10-KSB for the year ended December 31, 2003; however, we believe that none of them is considered to be critical.

RECENTLY ISSUED ACCOUNTING STANDARDS

SFAS No. 123(R) permits companies to adopt its requirements using one of two methods:

1. A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of SFAS No. 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of SFAS No. 123 for all awards granted to employees prior to the effective date of SFAS No. 123(R) that remain unvested on the effective date.

2. A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate based on the amounts previously recognized under SFAS No. 123 for purposes of pro forma disclosures either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

As permitted by SFAS No. 123, we currently account for share-based payments to employees using the APB No. 25 intrinsic value method and, as such, generally recognize no compensation cost for employee stock options. Accordingly, the adoption of SFAS No. 123(R)’s fair value method will have an impact on our results of operations, although it will have no impact on our overall financial position. Statement No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While we cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), there were no operating cash flows recognized in prior periods for such excess tax deductions for stock option exercises.

The Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, which establishes revised standards for accounting for business combinations, eliminating the pooling method, and providing new guidance for recognizing intangible assets arising in a business combination. Additionally, SFAS No. 141 requires more prominent and more frequent disclosures in financial statements about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on our financial position, results of operations or liquidity.

SFAS 142, Goodwill and Other Intangible Assets provides guidance on accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS 142 on April 1, 2002 did not have a material effect on our financial position, results of operations, or liquidity.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets provides implementation guidance regarding when and how to measure an impairment loss, and expands the presentation to include a component of an entity, rather than strictly a business segment. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS 144 on April 1, 2002 did not have a material effect on our financial position, results of operations or liquidity.

SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”) was issued in May 2003.  This statement establishes standards for how certain financial instruments with characteristics of both liabilities and equity are classified and measured. It requires that many financial instruments previously classified as equity now be classified as a liability (or an asset in some circumstances).  These financial instruments are as follows: a financial instrument issued in the form of shares that is mandatory redeemable — that embodies an unconditional obligation requiring the issuer to redeem it by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur; a financial instrument, other than an outstanding share, that, at inception, embodies an obligation to repurchase the issuer’s equity shares, or is indexed to such an obligation, and that requires or may require the issuer to settle the obligation by transferring assets; a financial instrument that embodies an unconditional obligation, or a financial instrument other than an outstanding share that embodies a conditional obligation, that the issuer must or may settle by issuing a variable number of its equity shares, if, at inception, the monetary value of the obligation is based solely or predominantly on any of the following:  a) a fixed monetary amount known at inception, for example, a payable settle able with a variable number of equity shares; b) variations in something other than the fair value of equity shares, for example, a financial instrument indexed to the S&P 500 and settle able with a variable number of equity shares; c) variations inversely related to changes in the fair value of equity shares, for example, a written put option that could be net share settled. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003.  The adoption of SFAS No. 150 did not have an effect on our operating results, financial position, or liquidity.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a final consensus on Issue 03-6, “Participating Securities and the Two-Class Method under Financial Accounting Standards Board (“FASB”) Statement 128,” Issue 03-6 requires the two-class method of calculating earnings per share for companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends of the company. This change in computational methods had no impact on earnings per share for any period in fiscal 2004 or any prior period. However, this change is likely to impact earnings per share in fiscal 2005 as our Series A Preferred Stock contains a mandatory monthly dividend.

In September 2004, the EITF reached a consensus on Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share.” EITF 04-8 requires that all issued securities that have embedded conversion features that are contingently exercisable upon the occurrence of a market-price condition be included in the calculation of diluted earnings per share, regardless of whether the market price trigger has been met. EITF 04-8 is effective in the periods ending after December 15, 2004 and would be applied by retrospectively restating previously reported diluted earnings per share. We do not anticipate that the adoption of EITF 04-8 will impact our earnings per share. On December 16, 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), “Share-Based Payment”, which is a revision of SFAS No.123. SFAS No. 123(R) supersedes APB No.25, and amends SFAS No.95, “Statement of Cash Flows”. Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No.123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.

BUSINESS OF THE COMPANY

OVERVIEW

GeneThera, Inc., a Florida corporation, was formerly known as Hand Brand Distribution, Inc., and was incorporated in November 1995, under the laws of the State of Florida. Up until 2002, GeneThera, Inc. was a private Colorado corporation (“GeneThera Colorado”). The Board of Directors at that time determined it would be in the best interests of the Company to become a publicly traded company in order to facilitate the business goals and objectives of the Company. That led to negotiations with the Board of Hand Brand Distribution to effect a reverse acquisition. The negotiations were on an “arms-length” basis at the time and resulted in the reverse acquisition being completed in April of 2003 with the distribution of shares to Dr. Milici for the acquisition from him of GeneThera, Inc. A total of ten million shares were issued as consideration for the sale of the private corporation. GeneThera received all the assets of GeneThera Colorado including all laboratory equipment, laboratory supplies, research and development, processes, and intellectual property. The value of the shares as issued to Dr. Milici was recorded in our quarterly filing of June 2004 as $14,396,777. The Company acquired Family Health News as a wholly owned subsidiary as an asset and no liabilities. Family Health News was subsequently disposed of in October 2003. We have been in the development stage since the formation of GeneThera Colorado in 1999 and have spent approximately 5 million dollars on the research and development activities.

We are a biotechnology company that develops molecular assays and is currently in the process of developing therapeutic vaccines for the detection and prevention of food contaminating pathogens, veterinary diseases, and diseases affecting human health. We are in the development stage and have not generated significant revenues since our organization. GeneThera's business is based on its Integrated Technology Platform (ITP) that combines a proprietary diagnostic solution called Gene Expression Assay (GEA TM) with PURIVAX TM, its system for analyzing large-scale DNA sequencing. The first part of this platform is the ongoing development of molecular diagnostic assays solutions using Real Time Fluorogenic Polymerase Chain Reaction (F-PCR) technology to detect the presence of infectious disease from the blood of live animals. The second part of the ITP is the development of therapeutic vaccines using RNA interference technology. It also allows for the efficient, effective, and continuous testing, management and treatment of animal populations. These facts distinguish the technology from any alternative testing and management methodology available to agriculture today -- all of which require the destruction of individual animals and even entire herds. Our testing and data analysis processes also allow us not only to separate infected from clean animals, but also to gain knowledge vital to development of preventative vaccines.

BUSINESS MODEL

GeneThera's animal disease assay development business is based on its Integrated Technology Platform (ITP) that combines a proprietary diagnostic solution called Gene Expression Assay (GEATM) with PURIVAXTM, its system for analyzing large-scale DNA sequencing. The first part of this platform is the ongoing development of molecular diagnostic assays solutions using real time Fluorogenic Polymerase Chain Reaction (F-PCR) technology to detect the presence of infectious disease from the blood of live animals. The second part of the ITP is the development of therapeutic vaccines using RNA interference technology. It also allows for the efficient, effective, and continuous testing, management and treatment of animal populations. These facts distinguish the technology from any alternative testing and management methodology available to agriculture today -- all of which require the destruction of individual animals and even entire herds. Our testing and data analysis processes also allow us not only to separate infected from clean animals, but also to gain knowledge vital to development of preventative vaccines.

Each individual assay utilizes the proprietary Field Collection System (FCS) for the collection and transportation of blood samples to GeneThera's laboratory. The FCS allows GeneThera to maintain the integrity of each sample by the addition of specific reagents to test tubes contained in the system. GeneThera's FCS is designed to be an easy-to-use method of gathering blood samples from harvested or domesticated animals. It ensures consistency of samples as well as increased assurance of each sample's integrity.

To date, GeneThera has successfully developed the ability to detect Chronic Wasting Disease, a disease affecting elk and deer in North America. The release of commercialized Field Collection Systems and laboratory diagnostic testing occurred in October of 2003. GeneThera has also successfully developed an assay for the detection of Mad Cow Disease, a disease recently found in the United States, but which has been in Europe for many years. The Field Collection Systems are available for purchase from the Company. Chronic Wasting Disease and Mad Cow Disease are both in the family of diseases called Transmissible Spongiform Encephalopathy (TSE). Diagnostic assays for E.coli O157:H7 and Johnne's Disease are in the final stages of development.

We are also developing vaccines for Chronic Wasting Disease and E.coli O157:H7. The Company will need the approval of the USDA before the vaccines can be manufactured or sold. The approval process for animal vaccines is time-consuming and expensive. We anticipate that such approval, if it is obtained, may require more than $10 million and may require more than two years for each vaccine for which approval is sought. Currently we do not have the capital necessary to seek approval of any of our candidate vaccines, and we cannot provide any assurance that we will be able to raise the capital necessary for such approval on terms that are acceptable to us, if at all. In addition, even if we are successful in raising the capital necessary to seek approval of any vaccine, there are no assurances that such an approval will be granted, or if granted, whether we will be able to produce and sell such vaccines following such an approval in commercial quantities or to make a profit from such production and sales.

INTEGRATED TECHNOLOGY PLATFORM (ITP)

GeneThera's integrated technology platform is the foundation for "fast-track" rDNA vaccine development. At the present stage we are working on the development of a recombinant DNA vaccine for transmissible spongiform encephalopathy (TSE) and Johnne’s disease. Transmissible Spongiform Encephalopathies (TSE) is a group of invariably fatal neurodegenerative diseases that include Scrapie in sheep, Bovine Spongiform Encephalopathy (BSE) in cattle, Chronic Wasting Disease (CWD) in elk and deer, and Kuru Disease and variant Creutzfeld-Jacob disease (vGCD) in humans. The pathological effects of the disease occur predominantly in the CNS (central nervous system) where the predominant hallmark is accumulation of an abnormally folded isoform of the prion protein (PrPsc). Johnne’s disease is a chronic debilitating infectious disease of ruminants, characterized by weight loss and, particularly in cattle, by profuse diarrhea. The casual agent is a bacterium, Mycobacterium avium subspecies paratuberculosis. Infected animals may show no sign of the disease until years after the initial infection. Johnne’s is a slow, progressive disease with worldwide distribution.

Both vaccine developments are in the “in Vitro” stage. We expect to initiate experimental animal studies for Johnne’s disease in the next 2-3 months.  A longer time frame (6-8 months) will be needed to initiate experimental animal studies for TSE. ITP is the assembly of GEA TM and PURIVAX TM rAD and rAAV systems. This integrated technology platform yields fast-track vaccine development. Leveraging its ITP, GeneThera believes that it can develop a prototype vaccine within 4 to 6 months versus the current standard of 18 to 24. We estimate that the cost to bring these vaccines to market is $2-5 million. There is no assurance that we will be able to raise the capital necessary to bring a vaccine to market and if the capital is raised, that we will be able to overcome the government regulations involved in bringing such a product to market.

The GEA TM applied modular unit system utilizes robotics and is based on nucleic acid extraction in conjunction with F-PCR technology to develop gene expression assays. Using GEATM assays, vaccine efficacy can be measured quickly because it will be unnecessary to wait for the antibody response to measure how well the vaccine is working. F-PCR will allow effective quantification of the precise number of viral or bacterial genetic particles before, during and after vaccine injection(s). We anticipate that the more effective the vaccine is, the stronger the decrease of the infectious disease particles will be.

GEATM  SYSTEM

GEATM is a proprietary assay development system. GEA™ was developed in 2001. To date the system has been used to develop our TSE molecular assay. GEA™ is a gene expression system to be used solely in our laboratory and will not be marketed for commercial sale. The core of GEATM is Fluorogenic Polymerase Chain Reaction technology (F-PCR). GeneThera approaches the technical problems related to the use of conventional PCR in molecular diagnostics via our modular unit concept. Specifically, the modular unit consists of an Automated Nucleic Acid Workstation (ANAW) and a Sequence Detection System (SDS) that are integrated, allowing an operator to perform the entire procedure of DNA extraction and F-PCR analysis within a closed computerized system. This system results in minimal intervention and no post-PCR manipulation. GEA is a molecular genetic base system that utilizes fluorogenic polymerase chain reaction (F-PCR). Fluorogenic PCR (F-PCR) is a 5’ nuclease assay based on a sequence specific hybridization between a nucleic acid target and a fluorogenic probe complementary to the target sequence. The probe consists of an oligonucleotide with a reporter and quencher dye attached. Due to the unique design of the fluorogenic probe the 5’-3’ nuclease activity of the Taq Polymerase allows direct detection of PCR products by the release of the fluorogenic reporter during PCR. The reporter and the quencher dye are linked to the 5’ and 3’ end of the probe. A fluorescent reporter dye such as FAM (6-carboxyfluorescein) is covalently linked to the 5’ end of the oligonucleotide. Each of the reporters is quenched by TAMRA (carboxytetramethylrhodamine) attached via linker arm that is typically located at the 3’ end of the probe. When the probe is intact, the proximity of the reporter dye to the quencher dye results in a suppression of the reporter fluorescence. During PCR, if the target of interest is present, the probe specifically anneals between the forward and the reverse primer site. The nuclease activity of the Taq DNA Polymerase cleaves the probe between the reporter and the quencher only if the region hybridizes to the target. The Taq Polymerase does not cleave free probe. After cleavage, the shortened probe dissociates from the target and the polymerization of the strand continues. This process occurs in every cycle and does not interfere with the exponential accumulation of the product. The cleavage of the oligonucleotide between the reporter and the quencher dye results in an increase of fluorescence of the reporter that is directly proportional to the amount of the product accumulated. The specificity of this 5’ nuclease assay results from the requirement of sequence complementary between probe and template in order for cleavage to occur. Thus the fluorogenic signal is generated only if the target sequence of the probe is generated by PCR. No signal is generated by non-specific amplification.

To perform GEA™, specific laboratory equipment is needed. . This involves some substantial initial costs to set up the laboratory operations. We have performed this substantial set up and are fully operational to perform GEA. We currently have all the specific equipment necessary to further development. However, the use of F-PCR represents a great advantage over other available systems because of its greater sensitivity, speed and accuracy.

The Automated Nucleic Acid Workstation is a highly flexible robotic system that extracts and purifies acids from a variety of complex samples, preparing them for F-PCR analysis. Data management system software includes a database to manage all run phases and record sample processing.

The Sequence Detection System detects the fluorescent signal generated by the cleavage of the reporter dye during each PCR cycle. This process confers specificity without the need of post-PCR hybridization. Most important, the SDS offers the advantage of monitoring real time increases in fluorescence during PCR. Specifically, monitoring real-time progress of the PCR completely changes the approach to PR-based quantitation of DNA and RNA, most particularly in improving the precision in both detection and quantitation of DNA and RNA targets.

GeneThera currently faces limited competition in the use of F-PCR technology and the modular unit concept for commercial testing of either infectious disease in animals or food pathogen contamination. Currently, most labs utilize conventional microbiology, immunological or conventional PCR methods for either veterinary diseases or food pathogen contamination detection. Specific to microbiology and immunological techniques, the drawbacks of these approaches are:

1. The antibodies-based culture media used to detect the presence of infectious diseases has a low level of sensitivity;
2. High background due to non-specific binding of antibodies and/or culture contamination;
3. Sample preparation and storage creates artifacts; and
4. Long, cumbersome protocols necessary to perform these tests.

A major technical limitation of conventional PCR is the risk of contaminating a specimen with the products of previously amplified sequences. Known as cross-contamination, this phenomenon represents a constant challenge to any lab using conventional PCR. Managing these challenges is cumbersome and difficult to streamline. Fluorogenic PCR (F-PCR) attempts to overcome these drawbacks by making it possible for PCR to efficiently test large numbers of samples even when major laboratory facilities are not readily available. A novel methodology, F-PCR allows quantitative and qualitative detection of specific nucleic acid sequences in a sensitive, accurate and rapid fashion

PURIVAXTM TECHNOLOGY

GeneThera has developed a large-scale process for highly purified and high viral titer Adenovirus and AAV recombinant vectors. This technology enables GeneThera to develop Adenovirus and AAV based recombinant DNA vaccines for veterinary diseases and food pathogens.

GeneThera's PURIVAXTM is a multi-resin anion exchange chromatography system that dramatically improves biological purity and viral titer of recombinant Adenovirus and AAV vectors. PURIVAXTM is intended to completely eliminate toxic side effects associated with adenoviruses and AAV vectors, thereby making it possible to develop highly immunogenic and safe recombinant DNA vaccines. Importantly, recombinant DNA (rDNA) vaccine technology represents a powerful tool for an innovative vaccine design process known as "genetic immunization."

Recombinant Adenovirus (rAD) and AAV (rAAV) vectors are the ideal candidates for a gene delivery system. These viruses can efficiently deliver genetic material to both dividing and non-dividing cells, thereby overcoming some of the obstacles encountered with first generation retroviral vectors.

Equally important, rAd and rAAV are engineered virus genomes that contain no viral gene. One of the key features for rAd and rAAV is their ability to transduce a large variety of cells. However, two technical challenges had to be overcome to fully utilize rAd and rAAV in the development of rDNA vaccines:

1. Lack of large scale purification system; and
2. Low viral titer

Traditional technologies and first generation chromatography processes are limited both in terms of purity and yield. And, due to the limitation of these purification technologies, adequate viral titers cannot be achieved. We believe that the result is that there is currently no efficient system to deliver immunogenic genetic sequences into cells.

This is the significance of GeneThera's PURIVAX TM, rAD and rAAV system for rDNA vaccine development. Succinctly stated, it is designed to be able to achieve both high purity and high viral titer (up to 10e16 viral particles/eulate) based on its proprietary multi-resin anion exchange chromatography system. GeneThera believes that biological contaminants such as endogenous retrovirus, bacterial, mycoplasma, non-specific nucleic acids, lipids, proteins, carbohydrates and endotoxins are eliminated during the purification process.

FIELD COLLECTION SYSTEM

GeneThera's Field Collection System (FCS) is a commercial product designed to permit a standardized manner for drawing, stabilizing and handling blood samples intended for GeneThera's diagnostic assay testing. Each package is referred to as a "System" because it is just that.

There are two different FCS packages: one for hunters and one for breeders or ranchers. GeneThera's FCS is designed to be an easy-to-use method of gathering blood samples from harvested or domesticated animals. It ensures consistency of samples as well as increased assurance of each sample's integrity. The Field Collection System was developed in the middle of 2002. We are currently marketing this system as a “marketing trial”. A very limited number of sales have been achieved to date (less than 25 units).

Common to each FCS are two test tubes, each containing a separate reagent. The process, as described in the packaging, ensures that each individual sample of blood will be stabilized, thereby increasing the integrity of that sample for diagnostic testing. Additionally, this common method of receiving blood samples at the GeneThera laboratory (ies) increases the efficiency of handling the volume of samples received. We believe this will enable us to provide a fast, efficient process, capable of posting results within 24 hours of receipt at a low cost to the consumer. We require that all testing using the FCS must be done by GeneThera and no third parties can test the blood collected. The Company is currently offering the FCS for hunters, breeders, or ranchers directly through the Company on a limited basis. The Company intends to begin a marketing campaign through the addition of key personnel to achieve higher volumes of sales for the FCS. The Company projects that no capital will be needed to hire the additional personnel as we intend to hire such personnel on a strict commission basis.

RESEARCHAND DEVELOPMENT SERVICES

Molecular, Cellular, Viral Biology Research, and Consulting Services. We intend to provide independent research services to scientists in academia, the pharmaceutical industry, and the biotechnology industry. Primarily, we focus on technology relevant to animal and human immunotherapy. Our services are supported by more than 50 years of cumulative experience in research and development for both government and industry by GeneThera's senior scientists. We intend to develop a commercial-scale implementation of Adenovector Purification Process to support R&D material production. Furthermore, we intend to evaluate and test commercially available expression vectors and incorporate them into our vector repertoire. These technologies are well established within the repertoire of GeneThera's scientific staff. We cannot provide any assurance, however, that we will be able to successfully offer these services or that, if offered, we can provide them profitably.

We intend to offer the following research and development services.

Molecular Biology services consisting of:

Synthetic cDNA Construction
Prokaryotic Expression Vector Construction & Development
E. coli Expression Strain Evaluation
Pilot Scale Fermentation
Mammalian Expression Vector Construction & Development
Baculovirus Expression
Protein Isolation
Protein Engineering: Complement Determining Region Conjugated Proteins
Monoclonal Antibody Production Chimerization & Humanization
Vector design for Prokaryotic Expression of Antibody Fragments (Fab) and Single Chain Antibody (ScFv)
Pilot Scale-up Development
Process Purification & Characterization
Assay Development & Quality Control Pharmaceutical Dosage and Formulation

Molecular Biology Potential Agreement Structure, which refers to the following stages or options available to a potential customer interested in developing a gene/protein expression system for research purposes.

Stage I - cDNA Construction & Expression Vector Development Stage in which a specific gene sequence is cloned in an expression vector and screened by restriction enzyme analysis.

Stage II - in which the expression vector is grown into bacteria and the protein produced is purified by chromatography techniques.

Stage III - Assay for the protein stability and activity in which protein activity is determined by testing the recombinant protein using a specific stabilizing buffer. The recombinant protein is tested against a substrate. The substrate is the target protein that is deactivated by the recombinant protein.

Stage IV - Quantification of protein yield per each cell line used for protein expression. Each type of cell line responds differently to each recombinant protein. Therefore, various cell lines that express each recombinant protein is tested to determine the recombinant protein yield. Cell lines that express the highest quantity of a specific recombinant protein are then used for large-scale recombinant protein production.

Stage V - Experimental animal model development for determination of proper biological active concentration, stability, and determination of proper storage. A typical animal model is a mouse model. Mice are divided into 2 groups: 1) normal control and 2) mice injected with different concentrations of recombinant protein. The biological activity is determined by immunological assays such as an ELISA test or Western blot analysis.

Gene Therapy Testing Services GeneThera offers GLP testing programs for somatic cell, viral and naked DNA-based gene therapies. Our scientists have over eight years experience in providing fully integrated bio-safety testing programs for the cell and gene therapy fields and have supported a number of successful BLA and IND applications. To date, the Company has not generated any revenues with regard to these services, and there is no assurance that we will generate any revenues from such services.

Replication-Competent Viral Vector Testing Sensitive in vitro cell culture assays are used to detect replication-competent retroviruses or adenoviruses. GeneThera intends to work with clients to provide custom replication-competent virus detection assays for the particular vector construct.

Complete Somatic Cell and Viral Vector Packaging and Producer Cell Line Characterization GeneThera offers all of the assays mandated by regulatory authorities worldwide for the bio-safety analysis and characterization of cells and cell lines used in gene therapy products.

Vector Stock Characterization Custom purity and potency testing is available for gene therapy viral vector stocks.

Vector Purification Process Validation for Viral Clearance Most biopharmaceuticals require viral clearance studies to validate the removal of potential contaminants, such as those from bovine components or from helper viruses (adenovirus in AAV production). GeneThera can provide custom design and performance of viral studies for various vector purification processes.

Custom Bio-safety Testing Programs for Somatic Cell, Ex Vivo Cell, and Tissue Therapies GeneThera can guide our clients through the unique process of designing and implementing a bio-safety testing program that meets the needs of each specific project.

To date, we have entered into two agreements for the provision of some of the services described above with a customer. We are currently pursuing additional agreements to provide some of these services to customers. There is no assurance that any additional agreements will be entered into for the provision of the Company’s services or that the Company will generate significant revenues or profits from any such agreements.

INTELLECTUAL PROPERTY

We do not own any patents on any of our technology and have not filed any applications for patents in any country. We have only recently engaged a patent law firm to assist us in the review of our technology, namely, PurivaxTM and GEATM, to determine whether it might be patentable. We cannot give any assurance that we will be able to file any patent applications or that, if we file one or more applications for patents, any patents will issue or that, if issued, the claims granted in any such patents will afford us adequate protection against competitors with similar technology.

We also depend upon the skills, knowledge and experience of our scientific and technical personnel, none of which is patentable. To help protect our proprietary know-how which is not patentable, and for inventions for which patents may be difficult to enforce, we rely on trade secret protection to protect our interests.

MANUFACTURING

We do not currently manufacture any products and do not have any facilities capable of manufacturing any products. If we are successful in developing a vaccine for veterinary purposes, we intend to contract with third parties or a collaborative partner to assist with production. We currently do not intend to establish a manufacturing facility to manufacture any products that we may develop. In the event we do decide to establish a commercial manufacturing facility, we will require substantial additional funds and will be required to hire and train significant numbers of employees and comply with the extensive federal and state regulations applicable to such a facility. In addition, we would be required to apply for a license from the United States Department of Agriculture's Animal and Plant Health Inspection Service to manufacture any such vaccines at such facilities.

SALESAND MARKETING

We currently have no sales, marketing, or distribution capabilities and we do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of any products that we may develop. Our success will depend, in part, on our ability to both (i) enter into and maintain collaborative relationships with third parties for the marketing, sales, and distribution of products that we develop, if any, or (ii) hire and retain our own sales and marketing capabilities. Initially we plan to market products that we develop and for which we obtain regulatory approval through marketing, licensing, distribution, or other arrangements with collaborative partners. We believe that this approach will both increase market acceptance of any products that we develop and enable us to avoid expending significant funds to develop a sales and marketing organization.

COMPETITION

We face competition from many companies, universities, and research institutions in the United States and abroad. Virtually all of our competitors have substantially greater resources, experience in product commercialization, and obtaining regulatory approvals for their products, operating experience, research and development and marketing capabilities and manufacturing capabilities than we do. We will face competition from companies marketing existing products or developing new products for diseases targeted by our technologies. The development of new products for those diseases for which we are attempting to develop products could render our product candidates noncompetitive and obsolete. Our current competitors include Prionics AG, IDEXX Laboratories, Inc., Beckman Coulter, Inc., and Bio-Rad Laboratories, Inc.

Academic and government institutions are also carrying out a significant amount of research in the field of veterinary health, particularly in the fields of Chronic Wasting Disease and Mad Cow Disease. We anticipate that these institutions will become more aggressive in pursuing patent protection and negotiating licensing arrangements to collect royalties for use of technology that they have developed and to market commercial products similar to those that we seek to develop, either on their own or in collaboration with competitors. Any resulting increase in the cost or decrease in the availability of technology or product candidates from these institutions may affect our business.

Competition with respect to our veterinary technologies and potential products is and will be based, among other things, on effectiveness, safety, reliability, availability, price, and patent protection. Another important factor will be the timing of market introduction of products that we may develop and for which we may receive regulatory approval. Accordingly, the speed with which we can develop products, complete the required animal studies or trials and approval processes and ultimately supply commercial quantities of the products to the market is expected to be an important competitive factor. Our competitive position will also depend upon our ability to attract and retain qualified personnel, to obtain patent protection or otherwise develop proprietary products or processes, and to secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

Several attempts have been made to develop technologies that compete with F-PCR. To our knowledge none of these technologies have resulted to date in any product available on the market. The field of biotechnology is very dynamic. The possibility that more advanced technologies could be developed into products that may compete with ours is very strong. However it is very difficult to predict the length of time necessary for this scenario to take place.
PRODUCT LIABILITY

The testing, manufacturing and marketing of the Company's proposed products involves an inherent risk of product liability attributable to unwanted and potentially serious health effects in animals that may receive any vaccines that we may develop and market. To the extent we elect to test, manufacture, or market veterinary vaccines and other products, we will bear the risk of product liability directly. We do not currently have product liability insurance. There is no guarantee that we can obtain product liability insurance at a reasonable cost, or at all, or that the amount of such insurance will be adequate to cover any liability that we may be exposed to. In the absence of such insurance, one or more product liability lawsuits against us can be expected to have a material adverse effect on our business and could result in our ceasing operations.

GOVERNMENT REGULATION

Our unique approach to the testing for various animal diseases allows us to begin commercialization of its diagnostic tests without the need for a long and enduring approval process from the USDA. All tests are done utilizing the blood of animals that can be collected in the field using the Company's proprietary Field Collection System (FCS). The collected blood is then sent to our laboratory for testing. Since all of the testing for the diseases is done "in house," meaning tested at laboratories operated by us and using our developed testing methods, the USDA deems our test to be under the category of Veterinary Services. The regulations on Veterinary Services are much different than that of third party testing. Our test is not a kit.

In the event that we develop a vaccine based on our research, the vaccine product and the facility at which commercial quantities of the vaccine will be produced will be subject to comprehensive regulation by the United States Department of Agriculture's Animal and Plant Health Inspection Service. Before any "biological product" (which includes vaccines) can be prepared for commercial sale, APHIS must approve and license the product and the facility at which it is proposed to be manufactured. The approval process is lengthy and expensive. We will be required to submit an application containing, among other things, an outline of production for the proposed product, characterization data, and protocols for animal studies and trials of host animal immunogenicity, safety, efficacy, backpassage, shed/spread, interference, and other studies.

We do not have the capability to conduct our own studies and trials of any candidate vaccine that we may develop and will rely on collaborative partners to conduct all such studies. Currently we do not have any such agreements with any partner, and we cannot give any assurance that we will be able to enter into such an agreement on terms that are favorable to the Company, if at all. If we do enter into one or more such agreements, we will not be able to control the timetable for completing such studies. Furthermore, we cannot give any assurance that any applications that we submit for any vaccine products will be approved by APHIS. The failure to receive such approval, or the receipt of approval following the approval of a competing product, would have an adverse material effect on the Company.

EMPLOYEES

As of March 31, 2006, we had a total of two (2) full-time employees. None of our employees are represented by a collective bargaining unit. We entered into an employment agreement with Antonio Milici, M.D., Ph.D, to serve as our Chief Executive Officer and Chief Scientific Officer through January 7, 2007. In consideration for his services, Dr. Milici will receive a base salary of $144,000 per annum plus bonuses as may be determined by the Board of Directors in its sole discretion. As part of his employment agreement, Dr. Milici is subject to non-disclosure and non-competition obligations and has transferred to the Company all of his interests in any idea, concept, technique, invention or written work. We also entered into an employment agreement with Tannya L. Irizarry to serve as our Chief Administrative Officer through January 1, 2007. Ms Irizarry's base salary is $90,000 per annum. There are no employee issues at this time.

RESEARCHAND DEVELOPMENT

We anticipate that R&D will be the source for both assay development and vaccine design/development. If we are able to develop assays for different diseases, we intend to formalize the procedure into a commercial application through a series of laboratories to be owned and operated by GeneThera. To date, we have introduced our diagnostic solution for Chronic Wasting Disease and Mad Cow Disease on a very limited basis. We anticipate that R&D will be ongoing during the life of the Company, as this is the source for new products to be introduced to the market. Our plan is to seek new innovations in the biotechnology field. We cannot assure you that we will be successful in developing or validating any new assays or, if we are successful in developing and validating any such assays, that we can successfully commercialize them or earn profits from sales of those assays. Furthermore, we cannot assure you that we will be able to design, develop, or successfully commercialize any vaccines as a result of our research and development efforts.

COMMERCIAL DIAGNOSTIC TESTING

In the event that we are able to develop assays for the detection of diseases in animals, we intend to establish a series of diagnostic testing laboratories geographically proximate to the primary sources of individual diseases and/or according to specific available operating efficiencies. The specific number of labs to be built and operated will be based on assay demand (demand facilitated by the number of specific disease assays GeneThera develops), our ability to obtain the capital to build the labs, and our ability to successfully manage them from our principal office. As of the date of this prospectus, we do not have specific plans to establish any given number of diagnostic testing laboratories. In addition, we currently do not have sufficient capital to establish any such laboratories. We cannot provide any assurances that we would be able to raise the capital necessary to build any such laboratories or, if we can build them, that they can be operated at a profit.

LICENSING

Through our third division, Licensing, we intend to manage the marketing and sale of the vaccines developed by GeneThera's Research & Development division. As GeneThera does not intend to be a vaccine manufacturer, we plan to use our Licensing division to license the technology related to any vaccines that may be developed and to manage the revenue potential available from the successful development and validation of specific vaccines. We cannot provide any assurance that we will develop any vaccines or that, if they are developed, we will be able to license them successfully or that any such license will produce significant revenues.

PROPERTIES

We lease a 5,730 square foot biotechnology laboratory located at 3930 Youngfield Street, Wheat Ridge, Colorado 80033. The lease expires in January 2007 and the rent is $5,235.26 per month. We believe that our existing facilities are adequate to meet our current requirements. We do not own any real property. If we are able to develop assays for different diseases, we intend to formalize the procedure into a commercial application through a series of laboratories to be owned and operated by GeneThera. Currently we do not have the funds to purchase or construct any such laboratories and do not have a commitment from any party to provide the funds for a laboratory.

LEGAL MATTERS

On or about July 23, 2004, Sisu Media sued the Company in Jefferson County District Court for breach of an alleged contract for website services for which the plaintiff seeks compensatory damages, plus costs, interest, and attorney’s fees in amounts to be determined at trial.

Trial was held on August 4, 2005, wherein the court determined that Sisu Media was entitled to compensation based only upon the breach of contract claim. Plaintiff’s claims in quantum meruit and for unjust enrichment were dismissed. The court also dismissed defendant GeneThera, Inc.’s claim of aiding and abetting a breach of fiduciary duty by third party. Entry of judgment was entered in favor of the plaintiff for approximately $49,000.00. The Company has appealed this judgment and is in process of filing the appeal.

On or about August 5, 2004, Gary Langstaff, Nick Wollner and Springloose.com, LLC sued the Company in Jefferson County District Court to gain access to corporate records and seeking an accounting, a declaratory judgment determining their status as shareholders, and alleging unpaid wages owed to Mr. Langstaff and Mr. Wollner as employees in the amounts of $60,000.00 and $18,000.00 respectively, plus costs, interest, expert fees and attorney’s fees in amounts to be determined at trial. The trial date in July was vacated, to be reset upon notice based upon the plaintiffs’ counsel’s decision to possibly call GeneThera, Inc.’s counsel as an adverse witness at trial, thereby creating a conflict of interest for defense counsel, requiring him to withdraw from representation. GeneThera, Inc. has retained other trial counsel. A new trial date was set for May 16-19, 2006. The case was settled on May 12, 2006. A Fairness Hearing is still pending.

New Trends Holdings, Inc. from British Columbia sued the Regency Group and GeneThera, Inc. in U.S. District Court for the District of Colorado on or about August 4, 2005 based upon a breach of contract claim arising from Regency Group’s acting on behalf of GeneThera, Inc. to engage New Trends for the performance of services. GeneThera filed and was granted a motion to dismiss it from the action on the grounds that the contract was between Regency and New Trends. Regency and New Trends settled the case and reimbursed GeneThera for all costs incurred in defending the action.

OR Surgical, Inc. sued GeneThera, Inc. to recover money and/or stock it claims was owed as the result of a business arrangement involving an equipment lease, which the plaintiff defaulted. The parties settled the matter without further litigation and OR Surgical was issued 40,000 shares in March 2006 instead of 75,000 shares the plaintiff wanted.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following persons are currently serving as the Company's executive officers and directors.

Name	Age	Positions
Dr. Antonio Milici	51	Chairman of the Board, Chief Executive Officer
		and Chief Scientific Officer
Tannya L. Irizarry	47	Chief Administrative Officer and Interim Chief Financial Officer

Jose R. Sandoval	31	Controller

Steven M. Grubner	47	Director

Dr. Thomas J. Slaga	61	Director

Dr. Antonio Milici founded GeneThera, Inc. in 1999 and has served as its chairman and CEO since inception. Prior to founding GeneThera, Dr. Milici served as CEO and President of Genetrans, Inc., a genetic diagnostic company from 1993 to 1998. Dr. Milici was also an assistant professor in the department of Molecular Pathology at the University of Texas M.D. Anderson Cancer Center.

Tannya L. Irizarry has served as Chief Administrative Officer since 1999. Currently, she is acting as Chief Financial Officer. Ms. Irizarry has over eighteen years of experience in medical and biotechnology industries. Ms. Irizarry worked at U.T. M.D. Anderson Cancer Center in the Neuro-Oncology Department and Office of Education; St. Joseph Hospital in the biotechnology division. Ms. Irizarry served as Vice President for Genetrans, Inc. from 1994 until 1998. In 1999, she transferred to Colorado to manage GeneThera, Inc. at the request of Dr. Milici.

Jose R. Sandoval joined GeneThera, Inc. in March 2006 and serves as our Consulting Controller since May 2006. Mr. Sandoval has seven years of experience in Accounting Management. Mr. Sandoval has spent most of his years in Environment Industry as a Controller and Accounting Manager. Mr. Sandoval attended Adams State College in Alamosa, CO and received his Bachelor of Science, Business Administration (B.S.B.A.) Degree in Accounting and a minor in Finance.

Steven M. Grubner joined GeneThera’s Board of Directors in May 2004 and served as our Consulting Chief Financial Officer since June 2004. Mr. Grubner has over twenty years of experience in the technology industry. Mr. Grubner served as the president, finance and administration and chief financial officer at HH Communications, Inc. from 1986 until the completion of its merger with Datatec Systems, Inc. (DATC) in mid-1996. Until late 1999, he served as Datatec’s vice president and General Counsel, a position that put him in charge of Datatec’s public SEC filings, vendor contract negotiations, and internal employee agreements. Mr. Grubner resigned as CFO effective May 19, 2006.

Dr. Thomas J. Slaga has served on GeneThera’s Board of Directors since 2003. Dr. Slaga has investigated cancer causation and prevention for more than thirty-five years. He has held his current position as Scientific Director of the AMC Cancer Research Center in Denver, Colorado since 1999. He chairs the Center for Cancer Causation and Prevention at AMC and also serves as Deputy Director of the University of Colorado Cancer Center. Previously, from 1983 to 1997, he served as Director of the Science Park - Research Division of The University of Texas M. D. Anderson Cancer Center. Dr. Slaga was co-founder of Molecular Carcinogenesis in 1987 and served as editor-in-chief until early 2003. Since June 2005, Dr. Slaga was appointed Director of Comprehensive Cancer Center at the University of Texas in San Antonio.

ELECTIONOF DIRECTORS AND OFFICERS

Each Director is elected at the Company's annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until the successors are elected and qualified. At present, the Company's bylaws provide for not less than three or more than seven Directors. Currently, we have three director positions. The bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next Annual Meeting of Shareholders or until his successor is elected and qualified. Officers are elected by the Board of Directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board. The officers of the Company devote full time to the business of the Company.

No Executive Officer or Director of the Company has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Company has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Executive officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that as of the date of this filing they were all current in there filings.

AUDIT COMMITTEEAND FINANCIAL EXPERT

The Company has an Audit Committee comprised of Dr. Milici and Mr. Sandoval. Our Audit Committee performs the following functions: recommending a firm of independent certified public accountants to audit the annual financial statements; reviewing the independent auditors’ independence, the financial statements and their audit report; and reviewing management's administration of the system of internal accounting controls. However, the Company has not prepared a written audit committee charter or similar document.

We have no financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive. Further, because of our development stage operations, we believe the service of a financial expert is not warranted.

CODE OF ETHICS

A code of ethics relates to written standards that are reasonably designed to deter wrongdoing and to promote:

(1)	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
(2)	Full, fair, accurate, timely and understandable disclosure in reports and documents that are filed with, or submitted to, the Commission and in other public communications made by an issuer;
(3)	Compliance with applicable governmental laws, rules and regulations;
(4)	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and
(5)	Accountability for adherence to the code.

We have not yet adopted a corporate code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Company has not adopted a corporate code of ethics due to the fact of having only two officers and two directors operating as the management for the Company. We believe that as a result of the limited interaction which occurs having such a small management structure for the Company eliminates the current need for such a code, in that violations of such a code would be reported to the party generating the violation.

NOMINATING COMMITTEE

We do not have a Nominating Committee or Nominating Committee Charter. Our board of directors performed some of the functions associated with a Nominating Committee. We have elected not to have a Nominating Committee in that we are a development stage company with limited operations and resources.

EXECUTIVE COMPENSATION
COMPENSATIONOF DIRECTORSAND EXECUTIVE OFFICERS

On January 23, 2002, the Company entered into an employment agreement with Antonio Milici, M.D., Ph.D, to serve as the Chief Executive Officer and Chief Scientific Officer of the Company through January 7, 2007. Unless either party gives notice to terminate the agreement at least thirty days prior to expiration of the agreement, the agreement will automatically be extended for an additional two year period. Dr. Milici receives a base salary of $144,000 per annum, in consideration for his services and throughout the term of the agreement plus bonuses as may be determined by the Compensation Committee of the Board of Directors in its discretion or if the Company achieves net income in excess of $2,000,000 per year. As part of his employment agreement, Dr. Milici has agreed not to compete with the Company, solicit any of its customers or solicit any of its employees for a period of two years after the term of the agreement. Dr. Milici is also subject to confidentiality obligations in favor of the Company and has agreed to transfer to the Company of all his interests in any idea, concept, technique, invention or written work developed by him during the term of his employment agreement.

Additionally, the Company entered into an employment agreement with Tannya L. Irizarry to serve as Chief Administrative Officer of the Company through January 7, 2007. Ms. Irizarry is married to Dr. Milici, the Company's Chief Executive Officer and Chairman of the Board. Ms. Irizarry's base salary is $90,000 per annum throughout the term of the agreement. The agreement is renewable by mutual agreement on a yearly basis. As part of her Employment Agreement, Ms. Irizarry is subject to non-disclosure and non-competition obligations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of June 30, 2006, the common stock owned beneficially by (i) each person known by us to be the beneficial owner of more than five percent of our Common Stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, the address of each person or entity named below is c/o GeneThera, Inc., 3930 Youngfield Street, Wheat Ridge, CO 80033.

	COMMON STOCK BENEFICIALLY OWNED(2)		VOTING PREFERRED STOCK BENEFICIALLY OWNED(2)
NAME AND ADDRESS OF BENEFICIAL OWNER (1)	NUMBER	PERCENT	NUMBER	PERCENT
Antonio Milici (3)	10,068,339	41.4	1,500,000	100.0
Tannya L. Irizarry (4)	750,000	3.1
All directors and officers
as a group (2 persons)	11,793,339	44.5	1,500,000	100.0

(1)
This table is based upon information supplied by officers, directors and principal shareholders and documents filed with the SEC. Unless otherwise indicated, and subject to community property laws if applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Applicable percentages are based on 24,325,069 shares of common stock outstanding and on 1,500,000 shares of Series B Preferred Stock outstanding on June 30, 2006, adjusted as required by rules promulgated by the SEC. Although the Series A Preferred Stock is convertible into approximately 7.2 million shares of our common stock (assuming all shares were converted as of the date of this prospectus), this table does not give effect to the Series A Preferred Stock because these shares have no voting rights and their convertibility by the holder is currently being contested by the Company.

(3)
Dr. Milici is our Chief Executive Officer and Chairman of the Board. He owns 10,068,339 shares of our common stock and 1,500,000 shares or our Series B preferred stock. Pursuant to our Certificate of Designation establishing the Series B Preferred Stock, each share of our currently issued and outstanding Series B preferred stock may be converted into 10 fully paid and non-assessable shares of our common stock. On all matters submitted to a vote of the holders of the common stock, including, without limitation, the election of directors, a holder of shares of the Series B preferred stock shall be entitled to the number of votes on such matters equal to the number of shares of the Series B preferred stock held by such holder multiplied by twenty (20). Therefore, Dr. Milici will have the power to vote 25,068,339 shares, effectively giving him absolute voting control of the Company.

(4)	Ms. Irizarry is married to Antonio Milici. Therefore, she has a beneficial interest in his shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REVERSE ACQUISITION

A Reverse Acquisition Agreement was executed on March 28, 2003. One million common shares were issued from the Company's authorized shares to acquire 51% of the ownership of GeneThera from Antonio Milici M.D., Ph.D. On November 6, 2003, an additional 1,000,000 shares were issued to shareholders of GeneThera (Colorado) which includes an additional 545,000 shares issued to Antonio Milici M.D., Ph.D. Upon completion of the issuance of these additional shares, GeneThera (Colorado) has become a 100% wholly owned subsidiary of the Company. The value as reflected in the Company’s financial statements for beneficial conversion purposes of these shares was $2,441,100. In June 2004, the remainder of the shares to complete the agreement was issued to Dr. Milici. The terms as described in the Agreement were as favorable as those that could have been obtained from unaffiliated third parties.

SERIES A PREFERRED STOCKFINANCING

On January 18, 2005, we issued 11,000 shares of our Series A Convertible Preferred Stock to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd. (the “Purchasers”), for $100 per share, or an aggregate of $1,100,000. We also issued warrants to purchase an aggregate of 597,826 shares of common stock at an exercise price of $0.92 per share, in consideration for the aggregate proceeds of $1,100,000 to the Purchasers and Mercator Advisory Group, LLC, an affiliate of the Purchasers. The warrants became exercisable on January 18, 2005 and are exercisable for three years from their date of issuance. We paid a due diligence fee of $88,000 and legal expenses of $10,000 to Mercator Advisory Group, LLC.

The Series A Preferred Stock is convertible into the Company’s common stock at an initial conversion price of $1.01, subject to adjustment. If, at any time after March 14, 2005, the market price (i.e., the average of the lowest three intra-day trading prices of the Company’s common stock during the 15 trading days immediately preceding the conversion date) is less than $1.11, then the conversion price of the Series A Preferred Stock is 80% of the market price on the date of such conversion. If an “Event of Default” as defined in the subscription agreement under which the Purchasers bought the Series A Preferred Stock, occurs (e.g., bankruptcy, failure to timely file the registration statement, failure of such registration statement to be timely declared effective), the conversion price of the Series A Preferred Stock is reduced by 10%. The Series A Preferred Stock pays a per share monthly dividend equal to $100 multiplied by the prime rate (as reported in the Wall Street Journal) plus 2.5% to the extent that funds are lawfully available. The Series A Preferred Stock is not entitled to vote, except to the extent required under Florida law. The Series A Preferred Stock has sole preference of priority at par in liquidation over our common stock and any subsequent series of preferred stock.

In connection with the issuance of the Series A Preferred Stock and warrants, we agreed to file a registration statement with the U.S. Securities and Exchange Commission ("SEC") registering the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants, and to use diligent efforts to have the registration statement declared effective within 120 days after the initial filing of the registration statement. Under the terms of the agreements with the Purchasers, the ownership of our common stock by the Purchasers will not exceed 9.99% of the total outstanding shares at any one time. In addition, the Purchasers agreed not to sell, in any trading day, shares of our common stock in excess of 20% of the total shares traded on such trading day.

Stock Option Plan

        In 2005 our Board of Directors adopted our 2005 Stock Option Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to an aggregate of 2,000,000 shares of common stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees.

        The Plan is administered by our board of directors, which determines those individuals who are to receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price.

        The per share exercise price of the common stock subject to an incentive stock option or nonqualified option may not be less than the fair market value of the common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option will be established by the board of directors. The aggregate fair market value, determined as of the date the option is granted, of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $1,000,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of our stock is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

        No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee has three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

        Options under the Plan must be granted within ten years from the effective date as amended of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stock- holders are limited to five year terms. All options granted under the Plan will provide for the payment of the exercise price in cash or by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

        Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee becomes available once again for issuance.

As referenced in the registration statement on Form S-8 filed on December 28, 2005, we adopted a stock option plan in 2005 which was approved by our shareholders at Wheat Ridge, CO our annual meeting held in December 2005. Details of the issuances of stock options under said 2005 plan are set forth below:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION (EXCLUDING SECURITIES REFLECTED IN COLUMN)
Equity compensation plans approved by security holders	2,000,000 (1)	$0.15 (2)	2,000,000

Equity compensation plans not approved by security holders	0	$-	0

Totals	2,000,000	$0.15	2,000,000

(1)
This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 415(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(h), based on the average of the high and low prices for the Registrant’s Common Stock reported on the Over-The-Counter Bulletin Board on December 19, 2005.

CONSULTANTS

In March 2005, we entered into a consulting agreement with 0711005 B.C. Ltd (the “Marketing Consultant”) pursuant to which the Marketing Consultant agreed to provide us with certain marketing and public relations services in exchange for the issuance of 1,375,000 shares of our common stock. These shares had a market value of approximately $1,430,000 on the date of issuance, which our board determined to be a reasonable amount for the marketing and public relations services to be provided by the Marketing Consultant. This consultant was terminated in March, 2006, and replaced with another company. The 1,375,000 shares issued to 0711005 B.C. Ltd were returned to the Company and 1,000,000 shares were issued to CLX and Associates. These shares had a market value of approximately $180,000 on the date of issuance, which our board determined to be a reasonable amount for the marketing and public relations services to be provided by CLX.

In October, 2005, we entered into a consulting agreement with Rochester Capital Partners, LP, wherein its General Partner, Gary Rasmussen, agreed to provide us with advice and general consultation in the areas of management, marketing and financing, and for such other consulting services as we may mutually agree upon. We agreed to compensate the partnership with the issuance of 500,000 shares of common stock and to pay a fixed, monthly retainer fee in the amount of $500.00, of which the first payment was due and owing upon the execution of our agreement with Imperial. No payments of the monthly retainer fee have been made and continue to accrue.

Additionally, we agreed to pay the partnership certain additional compensation based upon performance. The term of the agreement is for 12 months from the date of execution and will continue on a month-to-month basis until either party elects to terminate the agreement.

MARKETFOR COMMON EQUITYAND RELATED SHAREHOLDER MATTERS

Our common stock currently trades on the Over The Counter Bulletin Board under the symbol GTHA. The following sets forth the range of high and low bid quotations for the periods indicated as reported by AlphaTrade™. Such quotations reflect prices between dealers, without retail mark-up, markdown or commission, and may not represent actual transactions.

Year	Quarter	High	Low
2005	Fourth	$0.49	$ 0.10
	Third	1.00	0.40
	Second	1.05	0.54
	First	1.25	0.92

2004	Fourth	$1.94	$ 0.88
	Third	1.60	0.70
	Second	2.85	0.90
	First	4.39	2.05

2003	Fourth	3.42	1.55
	Third	2.40	0.89
	Second	1.70	0.35
*Source AlphaTrade	First	1.55	0.60

There are no restrictions on the payment of dividends. We have paid no dividends to date and none are anticipated. There were approximately 225 record holders of common stock as of June 30, 2006.

SELLING SECURITY HOLDER

The following table sets forth information regarding the Selling Security Holder’s number of shares of common stock offered, the number of shares of common stock to be owned if all shares were to be sold in this offering and the percentage of our common stock that will be owned by the Selling Security Holder if all shares are sold in this the offering. The shares of common stock being offered hereby are being registered to permit public secondary trading and the Selling Security Holder may offer all, none or a portion of the shares for resale from time to time.

Name (1)	Shares Owned Before Offering	Percent of Shares Owned	Shares to be Acquired under the Investment Agreement	Percent of Shares to be Acquired	Number of Shares Offered (2)	Shares Owned after the Offering (3)
Imperial Capital Holdings(4)	625,000	2.7%	10,000,000 (5)	32.2%	10,625,000	- 0 -

(1)
To the best of our knowledge, the Selling Security Holder has not had a short position in our common stock; is not a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder); has not held any position or office, or has had any material relationship with us or any of our affiliates within the past three years. The Selling Security Holder, Imperial Capital Holdings, and any broker-dealers or agents that are involved in selling these shares are deemed to be underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

(2)
Includes 625,000 shares issued to Imperial prior to this offering in connection with granting the ELoC, and the 10,000,000 shares not yet beneficially owned that are the subject of our ELoC under the Investment Agreement with Imperial.

(3)
Assumes that the Selling Security Holder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. However, the Selling Security Holder is not required to sell any of its shares. See “Plan of Distribution” section of this prospectus.

(4)	Maritza Sanabria is the managing director of Imperial Capital Holdings, LLC.

(5)	Refers to a maximum of 10,000,000 shares not yet beneficially owned that may be acquired by the Selling Security Holder.

DESCRIPTION OF SECURITIES

GENERAL

We are authorized to issue two classes of capital stock, consisting of 100,000,000 shares of common stock, $.001 par value and 20,000,000 shares of Preferred Stock, $.001 par value. All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable. Our transfer agent is GTI Corporate Transfer Agents, LLC of Wheat Ridge, Colorado.

COMMON STOCK

As of June 30, 2006, there were 24,325,069 shares of our common stock issued and outstanding. The holders of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of our common stock do not have preemptive or preferential rights to acquire any shares of our capital stock, and any or all of such shares, wherever authorized, may be issued, or may be reissued and transferred if such shares have been reacquired and have treasury status, to any person, firm, corporation, trust, partnership, association or other entity for consideration and on such terms as our board of directors determines in its discretion without first offering the shares to any shareholder of record. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

Further, in the event that all 4,600 shares of our Series A preferred stock were to be converted into shares of our common stock as of the date of this prospectus, there would be approximately 7.2 million additional shares of common stock issued and outstanding. Also, in the event that all 1,500,000 shares of our Series B preferred stock were to be converted into shares of our common stock by our President and CEO, we would be obligated to issue 15,000,000 additional shares of common stock.

PREFERRED STOCK

As of June 30, 2006, there were 4,600 shares of our Series A, Convertible Preferred Stock (“Series A”) issued and outstanding, and 1,500,000 shares of our Series B, Convertible Preferred Stock (“Series B”) were issued and outstanding. Additional shares of preferred stock may be issued from time to time by the board of directors as shares of one or more classes or series.

Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock.

For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Series A Preferred Stock

On January 18, 2005, we issued 11,000 shares of preferred stock which is designated as “Series A, Convertible Preferred Stock.” On June 30, 2005, the holder of the Series A Preferred Stock elected to convert 1,400 shares into 318,182 shares of our common stock. On July 18, 2005, the holder of the Series A Preferred Stock elected to convert 5,000 shares into an additional 1,086,957 shares of our common stock.

The Series A Preferred Stock is convertible into the Company’s common stock at an initial conversion price of $1.01, subject to adjustment. If, at any time after March 14, 2005, the market price (i.e., the average of the lowest three intra-day trading prices of the Company’s common stock during the 15 trading days immediately preceding the conversion date) is less than $1.11, then the conversion price of the Series A Preferred Stock is 80% of the market price on the date of such conversion.

If an “Event of Default” as defined in the subscription agreement under which the holders bought the Series A Preferred Stock, occurs (e.g., bankruptcy, failure to timely file the registration statement, failure of such registration statement to be timely declared effective), the conversion price of the Series A Preferred Stock is reduced by 10%.

The Series A Preferred Stock pays a per share monthly dividend equal to $100 multiplied by the prime rate (as reported in the Wall Street Journal) plus 2.5% to the extent that funds are lawfully available. The Series A Preferred Stock is not entitled to vote, except to the extent required under Florida law. The Series A Preferred Stock has sole preference of priority at par in liquidation over our common stock and any subsequent series of preferred stock. The Series A Preferred Stock has no voting rights.

We are currently contesting any further conversion of the Series A Preferred Stock by the holders and have placed an administrative hold on the remaining 4,600 shares with our transfer agent. The holders have been notified.

Series B Convertible Preferred Stock

On May 5, 2006, we issued 1,500,000 shares of our Series B Convertible Preferred Stock to our Chief Executive Officer, Antonio Milici, M.D., Ph.D. (“the Purchaser”), for $0.04 per share, or an aggregate of $60,000.

The Series B Convertible Preferred Stock is subject to payment in full of preferential liquidation rights granted to any other Series of Preferred Stock, the holders of shares of Series B Stock shall be entitled to receive $0.25, appropriately adjusted for any stock dividend, split or combination of such Series B Stock for each outstanding share of Series B Stock held by them (the “Series B Stock Liquidation Amount). Each holder of Series B Stock shall be entitled to twenty (20) votes for each share of Series B Stock held at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date on which notice of the meeting of shareholders at which the vote is to be taken is marked, or the date any written consent of shareholders is solicited if the vote is not to be taken at a meeting. Each share of Series B Stock is convertible at any time into ten (10) shares of our common stock.

Warrants to Purchase Common Stock

 We have 597,826 warrants currently outstanding. Each warrant entitles the holder to purchase one share of common stock at $0.92. per share for a period of three years commencing January 18, 2005. Holders of warrants had no voting rights or other rights of shareholders.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation and by-laws include an indemnification provision under which we have agreed to indemnify our directors to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director of GTHA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The Selling Security Holders (of record ownership and of beneficial ownership) and any of their pledges, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the Selling Security Holders will sell any or all of the common stock in this offering. The Selling Security Holders may use any one or more of the following methods when selling shares:

•	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

•	Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

•	Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

•	An exchange distribution following the rules of the applicable exchange.

•	Privately negotiated transactions.

•	Short sales or sales of shares not previously owned by the seller.

•	An agreement between a broker-dealer and a Selling Security Holder to sell a specified number of such shares at a stipulated price per share.

•	A combination of any such methods of sale.

•	Any other lawful method.

The Selling Security Holder may also engage in:

•	Short selling against the box, which is making a short sale when the seller already owns the shares.

•	Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.

•	Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date.

•	Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus.

•	Short selling against the box, which is making a short sale when the seller already owns the shares.

•
Pledging shares to their brokers under the margin provisions of customer agreements. If a Selling Security Holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Security Holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

If we are notified by the Selling Security Holder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the Registration Statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Security Holder and the broker-dealer.

The Selling Security Holder, Imperial Capital Holdings, and any broker-dealers or agents that are involved in selling the shares are underwriters within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

We have engaged the services of Brewer Financial Services, LLC, to be our placement agent in connection with the ELoC as provided for under the Investment Agreement. Brewer Financial Services, LLC is a member of the NASD.

LEGAL MATTERS

The Law Office of Dennis H. Johnston will provide an opinion for us regarding the validity of the common stock offered in this prospectus.

EXPERTS

The financial statements of GeneThera, Inc. have been included in reliance on the reports of Jaspers & Hall given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement under the Securities Act with respect to the securities offered hereby with the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. This prospectus, which is a part of the registration statement, does not contain all of the information contained in the registration statement and the exhibits and schedules thereto, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to GeneThera, Inc. and the securities offered hereby, reference is made to the registration statement, including all exhibits and schedules thereto, which may be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D. C. 20549, at prescribed rates during regular business hours. You may obtain information on the operation of the public reference facilities by calling the Commission at 1-800-SEC-0330. Also, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in its entirety by such reference. We will provide, without charge upon oral or written request of any person, a copy of any information incorporated by reference herein. Such request should be directed to us at GeneThera, Inc. 3930 Youngfield Street, Wheat Ridge, CO 80033. Our telephone number is: (303) 463-6371, and our fax number is: (303) 463-6377.

Following the effectiveness of this registration statement, we will file reports and other information with the Commission. All of such reports and other information may be inspected and copied at the Commission's public reference facilities described above. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. In addition, we intend to make available to our shareholders annual reports, including audited financial statements, un-audited quarterly reports and such other reports as we may determine.

No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

Until November 6, 2006 (90 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

GENETHERA, INC.
AND SUBSIDIARY
(A Development Stage Company)
FINANCIAL STATEMENTS
FOR THE PERIOD FROM
OCTOBER 5, 1998 (INCEPTION) TO DECEMBER 31, 2005

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM
OCTOBER 5, 1998 (INCEPTION) TO DECEMBER 31, 2005

TABLE OF CONTENTS

Page No.

Independent Registered Public Accounting Firm’s Report	F-1

Consolidated Balance Sheets - December 31, 2005 and 2004	F-2

Consolidated Statements of Operations for the
Period from October 5, 1998 (Inception) to December 31, 2005	F-3

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the
Period from October 5, 1998 (Inception) to December 31, 2005	F-4

Consolidated Statements of Cash Flows for the
Period from October 5, 1998 (Inception) to December 31, 2005	F-5

Notes to Consolidated Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GeneThera, Inc., and Subsidiaries
Wheat Ridge, Colorado

We have audited the accompanying consolidated balance sheet of GeneThera, Inc. (a development stage company) and Subsidiary as of December 31, 2005, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GeneThera, Inc. and Subsidiary as of December 31, 2005, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The financial statements for the year ended December 31, 2004 and for the period October 5, 1998 (inception) to December 31, 2004, were audited by other accountants, whose report dated February 28, 2005, expressed an unqualified opinion on those statements. They have not performed any auditing procedures since that date.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has no established or sufficient sources of revenue, and has incurred significant losses from its operations. This raises substantial doubt about its ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Jaspers + Hall, PC
May 22, 2006
Denver, CO.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005 AND 2004

	2005	2004 (Restated)

Assets
Current assets
Cash	$1,669	-
Accounts Receivable	5,810	229
Prepaid expenses	10,551	48,778

Total current assets	18,030	49,007

Property and equipment	727,428	773,477
Less Accumulated Depreciation	(287,399)	(204,653)
Property and equipment, net	440,029	568,824

Other assets	15,014	5,278

Total Assets	$473,073	$623,109

The accompanying notes are an integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2005 AND 2004

	2005	2004 (Restated)

Liabilities and Stockholders' Deficit
Current liabilities
Bank Overdraft	$-	$338
Accounts payable	190,229	77,882
Accrued expenses	589,921	656,701
Leases payable	9,450	30,506
Notes payable	55,775	58,153
Convertible Notes	-	19,000

Total Current Liabilities	845,375	842,580

Long Term Liabilities	4,901	128,430

Total Liabilities	850,276	971,010

Stockholders' deficit
Preferred stock, $0.001 par value, 20,000,000 shares authorized;
4,600 and no shares issued and outstanding	5	-
Common stock $.001 par value, authorized 100,000,000 shares;
22,295,069 and 18,732,534 issued and outstanding
at December 31, 2005 and 2004 respectively	22,296	18,733
Additional paid in capital	13,685,888	10,146,977
Subscription receivable	-	(100,040)
Deficit accumulated during development stage	(14,085,392)	(10,413,571)

Total Stockholders' Deficit	(377,203)	(347,901)

Total Liabilities & Stockholders' Deficit	$473,073	$623,109

The accompanying notes are an integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 5, 1998 (INCEPTION) TO DECEMBER 31, 2005
			For the period from October 5, 1998 (inception) to December 31, 2005

	Year Ended December 31,
	2005	2004 (Restated)
Income
Contract revenues	$190,982	$155	$268,749
Research fees	-	-	188,382
Total income	190,982	155	457,131

Cost of sales	-	-	(30,352)

Gross profit	190,982	155	426,779

Expenses
Other compensation	-	2,119,009	3,283,009
Consulting	1,952,040	1,471,160	4,139,417
General and admin expenses	973,376	466,082	2,768,091
Payroll expenses	469,864	254,316	1,562,379
Depreciation	98,118	73,751	326,102
Settlement expense	-	57,493	57,493
Impairment of long-lived asset	-	-	55,714
Lab expenses	53,618	23,245	254,925

Total expenses	3,547,016	4,465,056	12,447,130

Loss from operations	(3,356,034)	(4,464,901)	(12,020,350)

Other income (expenses)
Beneficial conversion expense	(367,397)	(1,301,373)	(1,987,991)
Interest expense	(2,324)	(3,828)	(46,758)
Gain on settlements	58,203	-	58,203
Other income (expenses), net	42,069	28,065	33,569

Net loss from continuing operations	(3,625,483)	(5,742,037)	(13,963,327)

Loss from discontinued operations	-	-	(122,065)

Net loss	$(3,625,483)	$(5,742,037)	$(14,085,392)

Loss per common share	$(0.17)	$(0.45)	(1)
Diluted Weight Average	$-	$-	-
Weight Average	20,978,467	12,634,142	-
Diluted Per Share	$(0.16)	$(0.32)	-

The accompanying notes are an integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

	Preferred Stock		Common Stock		Paid in	Subscription	Development Stage Accumulated
	Shares	Amount	Shares	Amount	Capital	Agreement	Deficit	Total

Balance December 31, 2003	-	$-	4,743,502	$4,743	$3,890,812	$-	$(4,671,534)	$(775,979)

Shares issued in exchange for convertible notes payable	-	-	1,434,409	1,434	1,103,179	-	-	1,104,613

Shares issued for consulting and legal services	-	-	698,805	699	1,126,164	-	-	1,126,863

Beneficial conversion feature	-	-	-	-	1,301,373	-	-	1,301,373

Shares issued to founder for completion of reverse merger	-	-	7,725,000	7,725	(7,725)	-	-	-

Shares issued to founder for compensation	-	-	1,473,339	1,474	2,117,535	-	-	2,119,009

Warrants exercised	-	-	2,382,979	2,383	235,915	-	-	238,298

Shares issued to officer	-	-	100,000	100	129,900	-	-	130,000

Shares issued for cash and subscription agreement	-	-	175,000	175	249,825	(100,040)	-	149,960

Net loss for the year 2004	-	-	-	-	-	-	(5,742,037)	(5,742,037)

Balance December 31, 2004	-	-	18,732,534	18,733	10,146,977	(100,040)	(10,413,571)	(347,901)

Shares issued in exchange for convertible notes payable	-	-	19,000	19	18,981	-	-	19,000

Shares issued for consulting services	-	-	2,050,000	2,050	1,965,952	-	-	1,968,002

Shares issued to officers	-	-	90,000	90	73,260	-	-	73,350

Cancillation of Previously issued consulting shares	-	-	(15,204)	(15)	(15,945)	-	-	(15,960)

Beneficial conversion feature	-	-	-	-	367,397	-	-	367,397

Preferred stock issued	11,000	11	-	-	1,099,989	-	-	1,100,000

Preferred dividends paid	-	-	-	-	-	-	(46,338)	(46,338)

Repurchase of Common stock	-	-	(1,400)	(1)	(1,609)	-	-	(1,610)

Shares issued upon conversion of Preferred Shares	(1,400)	(1)	318,182	318	(317)	-	-	-

Additional Paid in capital- related party - note payment	-	-	-	-	20,000	-	-	20,000

Shares issued to employees	-	-	15,000	15	12,285	-	-	12,300

Shares issued upon conversion of Preferred Shares	(5,000)	(5)	1,086,957	1,087	(1,082)	-	-	-

Satisfaction of Subscription Receivable	-	-	-	-	-	100,040	-	100,040

Net loss for the year 2005	-	-	-	-	-	-	(3,625,483)	(3,625,483)

Balance December 31, 2005	4,600	$5	22,295,069	$22,296	$13,685,888	$-	$(14,085,392)	$(377,203)

The accompanying notes are an integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARIES
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the period from October 5, 1998 (inception) to December 31, 2005
	Year ended December 31,
		Restated
	2005	2004

Cash flows from operating activities:
Net loss	$(3,625,483)	$(5,742,037)	$(14,085,392)

Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation and amortization	98,118	73,751	17,643
Compensation in exchange for common stock	2,037,692	3,614,172	7,890,614
Beneficial conversion feature	367,397	1,301,372	1,987,990
Changes in operating assets and liabilities
(Increase) Decrease in:
Accounts receivable	(5,581)	(229)	(5,810)
Inventory	-	-	-
Prepaid expenses	38,227	(48,778)	(10,551)
Other assets	(9,736)	1,000	(2,458)
Increase in account payable and accrued liabilites	45,567	(34,926)	710,295

Total adjustments	2,571,684	4,906,362	10,587,723

Net cash used in operating activities	(1,053,799)	(835,675)	(3,497,669)

Cash flows from investing activities:
Cash payments for the purchase of property	(107,674)	(156,329)	(299,072)

Cash flows from financing activities:
Bank overdraft	(338)	338	35,486
Capital contributed as equipment			272,376
Principal payments on notes & leases payable		(6,822)	(240,119)
Stock Issued for Conversion of NP	-	836,737
Payment of lease payable	(16,155)	11,791	145,636
Proceeds from issuance of stock	1,100,000	149,960	1,843,882
Proceeds from loans payable	7,543	-	1,498,593
Proceeds from Subscription Recievable	100,040	-	100,040
Repurchase of Common Stock	(1,610)	-	(1,610)
Reciept of APIC	20,000	-	20,000
Payment of Perfered Dividends	(46,338)	-	(46,338)

Net cash provided by financing activities	1,163,142	992,004	3,627,946

Net increase (decrease) in cash and cash equivalents	1,669	-	(168,795)

Cash, beginning of year	-	-	-

Cash, end of year	$1,669	$-	$1,669

Supplemental disclosures of cash flow information:
Cash paid during the period for interest expense	$2,324	$3,828	$46,758
Cash paid during the period for Taxes	$-	$-	$-
Non-Cash Items for the period	$-	$-	$-

The accompanying notes are integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations

The consolidated financial statements include GeneThera, Inc. and its wholly owned subsidiary GeneThera, Inc. (Colorado) (collectively the “Company”)

GeneThera, Inc., formerly known as Hand Brand Distribution, Inc., was incorporated in November 1995, under the laws of the State of Florida. On February 25, 2002, GeneThera, Inc. acquired 100% of the outstanding shares of GeneThera, Inc. (Colorado). A total of 16,611,900 shares of common stock were issued for the acquisition. For accounting purposes, the acquisition has been treated as a reversed merger and as a recapitalization of GeneThera, Inc. (Colorado). On September 20, 2004, the Company acquired 100% of the outstanding shares of VDx, Inc. A total of 375,000 shares of common stock were issued for the transaction. Effective April 1, 2005, the acquisition of VDx, Inc. was rescinded with the parties returning to their original positions.

GeneThera, Inc. (Colorado) is a biotechnology company that develops molecular assays for the detection of food contaminating pathogens, veterinary diseases and genetically modified organisms.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of GeneThera, Inc. (Florida) and GeneThera, Inc. (Colorado). All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration risks are cash and accounts receivable. At various times during the year, the Company had deposits in excess of the federally insured limits. The Company maintains its cash with high quality financial institutions, which the Company believes limits these risks.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Property and Equipment

Property and equipment are stated at cost. Equipment under capital leases is stated at the present value of minimum lease payments. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which is 5 to 10 years. Betterments, which extend the life of the asset, are capitalized, and maintenance and repairs are expensed as incurred.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets to determine whether events or changes in circumstances occurred that indicate the carrying value of the asset may not be recoverable. The assessment of possible impairment is based on the ability to recover the carrying value of the asset from the expected future cash flows of the related operations. If these cash flows are less than the carrying value of such asset, an impairment loss is recognized for the difference between the estimated fair value and carrying value. The measurement of impairment requires management to make estimates of these cash flows related to long-lived assets, as well as other fair value determinations.

Revenue Recognition

Our Research and Development contracts are on a pre-paid basis in order to reflect our milestones during the research investigation. Revenues from sales are recognized when services are completed.

Loss per Share

Basic loss per share for each year is computed by dividing loss for the year by the weighted average number of common shares outstanding during the year. Diluted loss per share includes the effects of common stock equivalents to the extent they are dilutive. At December 31, 2005 and 2004 all common stock equivalents were antidilutive and therefore diluted loss per share equaled basic loss per share. The total outstanding warrants of 597,826 would be added into the weighted average common shares if not antidilutive in calculating diluted loss per share.

Fair Value of Financial Instruments

The respective carrying value of certain on-balance sheet financial instruments approximated their fair value. These instruments include cash, accounts receivable and accounts payable. Fair values were assumed to approximated carrying values for these financial instruments since they are short-term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

Net Cash and Cash Equivalents

The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements

In December 2004, the FASB issued SFAS No. 153, Exchanges of Non-monetary Assets, an amendment to Accounting Principles Board Opinion No. 29, Accounting for Non-monetary Transactions is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. This Statement amends Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges in which the future cash flows of the entity are not expected to changes significantly as a result of the exchange. The provisions of SFAS No. 153 will become effective for non-monetary asset exchanges in fiscal periods beginning after June 15, 2005. The Company has not yet determined the impact of adopting this standard.

In December 2004, the FASB issued SFAS 123 (revised 2004), Share-Based Payment, (“SFAS No. 123(R)”). SFAS No. 123(R) requires companies to recognize the compensation cost relating to share-based payment transactions in the financial statements. This Statement eliminates the ability to account for share-based compensation transactions using the Accounting Principles Board Opinion No. 25, and requires instead that such transactions be accounted for using a fair-value method. SFAS No. 123(R) will be effective for the Company’s annual report for the period ending December 31, 2005.

In March 2005, the FASB issued FASB interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (“FIN 47”). FIN 47 provides guidance relating to the identification of and financial reporting for legal obligations to perform an asset retirement activity. The Interpretation requires recognition of a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. FIN 47 also defines when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provision is effective no later than the end of fiscal years ending after December 15, 2005. The Company will adopt FIN 47 beginning the first quarter of fiscal year 2006 and does not believe the adoption will have a material impact on its consolidated financial position or results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS 154”) which replaces Accounting Principles Board Opinions No. 20 ‘Accounting Changes” and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements -An Amendment of APB Opinion No. 28.” SFAS 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or the latest practicable date, as the required method for reporting a change in accounting changes and a correction of errors made in fiscal years beginning after December 15, 2005 and is required to be adopted by the company in the first quarter of 2006. The Company is currently evaluating the effect that the adoption of SFAS 154 will have on its results of operations and financial condition but does not expect it to have a material impact.

In June 2005, the Emerging Issues Task Force, or EITF, reached a consensus on Issue 05-6, Determining the Amortization Period for Leasehold Improvements, which requires that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. EITF 05-6 is effective for periods beginning after July 1, 2005. We do not expect the provisions of this consensus to have a material impact on the financial position, results of operations or cash flows.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 2 PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2005 and 2004 consisted of the following:

	2005	2004

Office equipment	$84,344	$45,002
Laboratory equipment	643,084	728,475

	727,428	773,477
Less: Accumulated depreciation	(287,399)	(204,653)

	$440,029	$568,824

Depreciation expense for the years ended December 31, 2005 and 2004 was $98,118 and $73,756, respectively.

NOTE 3  LEASE OBLIGATIONS

Operating Leases

The Company leases its office, warehouse, laboratory space and vehicle under non-cancelable operating leases, which have initial terms in excess of one year.

Total lease expense for the years ended December 31, 2005 and 2004 was $71,344, and $84,388, respectively.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 3 LEASE OBLIGATIONS - continued

Capital Leases

The Company’s property under capital leases is included in property and equipment (See Note 2) and is summarized as follows:

	2005	2004

Laboratory Equipment	$31,574	$183,212
Computer	2,672	2,672

	34,246	185,884
Less:Accumulated depreciation	(19,895)	(11,396)

Net assets under capital leases	$14,351	$174,488

Future annual minimum lease payments under these non-cancelable operating and capital leases at December 31, 2005 were as follows:

	Operating Leases	Capital Leases

2006	63,217	9,450
2007	63,217	4,901
2008	63,217	0
2009	0	0
2010 and thereafter	0	0

	$189,651	0
Less amount representing interest		0
Present value of minimum lease payments		9,450
Less current portion		(0)

Long-term portion of capital lease payable		$4,901

Total interest expense, including late fees, under capital leases was $2,324 and $3,828 for the years ended December 31, 2005 and 2004, respectively.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELPOMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 4 LOAN PAYABLE - continued

The Company has an outstanding loan payable to a related party as follows:

	2005	2004

Loan payable with no interest, due on demand, unsecured.	$0	$20,000
Less current portion	(0)	(20,000)

Total long-term loan payable - related party	$0	$0

There was no interest expense related to this obligation for the years ended December 31, 2005 and 2004. The loan was contributed to additional paid in capital in 2005.

NOTE 5 NOTES PAYABLE

The Company has outstanding notes payable at December 31, 2005 and 2004 as follows:

	2005	2004

Various notes payable with interest rates ranging from 0% to 14%; various terms; secured by equipment and personal guarantees.	$55,775	$186,582
Less current portion:	(55,775)	(68,153)

Total long-term notes payable	$0	$118,429

Total interest expense for these obligations for the year ended December 31, 2005 and 2004 was $0 and $5,136, respectively.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 6 CONVERTIBLE NOTES PAYABLE

The Company has outstanding convertible notes payable at December 31, 2005 and 2004 as follows:

	2005	2004

Convertible note payable to an individual, with interest at 12%; due July 8, 2004; convertible into shares of common stock at a price of $1.00 per share.	0	17,000

A convertible note payable to an individual, with interest at 8%; due February 15, 2005; convertible into shares of common stock at a price of $1.00 per share	0	2,000

	0	19,000
Less: current portion	(0)	(19,000)

Total long-term convertible notes payable	$0	$0

Interest expense for these obligations for the years ended December 31, 2005 and 2004 was $0 and $1,614, respectively.

NOTE 7 STOCKHOLDERS’ EQUITY (DEFICIT)

Common Stock Transactions

On December 31, 2005, the Company authorized 100,000,000 shares of $.001 par value common stock; 22,295,069 is outstanding at December 31,2005.

On March 5, 1999, the Company issued 420,000 shares of common stock valued at $36,000 according to an employment agreement, approved by the board of directors, to the founder for services rendered during 1999. Accordingly, consultant expense of $36,000 was charged to operations.

On March 5, 1999, 100,000 shares of common stock were issued in exchange for used equipment with a fair market value of $34,586, supplies, and other items totaling $25,414, and $40,000 in cash from an unrelated party. Accordingly, lab equipment was recorded at $34,586, supplies at $21,414, and glassware at $4,000 - the market value for these items.

On April 1, 1999, according to a contract agreement to provide computer services, the Company issued 60,000 shares of common stock valued at $60,000, in exchange for computer & consulting services in the amount of $55,000, and $5,000 in cash. Accordingly, consultant expense of $55,000 was charged to operations.

On April 1, 1999, 5,000 shares of common stock valued at $5,000 were issued to an unrelated party for $5,000 in cash.

On January 1, 2000, 25,000 shares of common stock valued at $25,000 were issued to a consultant in exchange for services rendered. Accordingly, consultant expense of $25,000 was charged to operations.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 7 STOCKHOLDERS’ EQUITY (DEFICIT) - continued

Common Stock - continued

On April 10, 2000, according to a contract agreement to provide management services, the Company issued 40,000 shares of common stock valued at $40,000, in exchange for management services. Accordingly, consultant expense of $40,000 was charged to operations.

On May 15, 2000, according to a contract agreement to provide consulting services, the Company issued 10,000 shares of common stock valued at $12,000. Accordingly, consultant expense of $12,000 was charged to operations.

On February 15, 2001, the Company issued 1,125,000 shares of common stock valued at $240,000 according to an employment agreement, approved by the board of directors, to an officer in lieu of salary for services rendered during 2000 & 2001. Accordingly, salary expense of $120,000 was charged to operations at December 31, 2001 and $120,000 in 2000.

On February 15, 2001, the board of directors of the Company approved the issuance of 60,000 shares of common stock valued at $60,000 to an officer in lieu of salary for services rendered. Accordingly, salary expense of $60,000 was charged to operations.

On February 15, 2001, the board of directors of the Company approved the issuance of 15,000 shares of common stock valued at $15,000 to an officer in lieu of salary for services rendered. Accordingly, salary expense of $15,000 was charged to operations.

On October 1, 2001, according to a contract agreement to provide consulting services, the Company issued 100,000 shares of common stock valued at $100,000. Accordingly, consultant expense of $100,000 was charged to operations.

As a result of the recapitalization on February 25, 2002, the Company is deemed to have issued 697,176 common shares to the stockholders of GeneThera, Inc. (f/k/a Hand Brand Distribution, Inc.).

During November 2002, certain holders exercised their option to convert $40,500 in convertible notes payable per various agreements dated in 2002. As a result, 81,000 shares of common stock were issued.

In June 2003, the Company issued 715,000 shares of common stock valued at $607,750 in exchange for consulting services. Accordingly, consultant expense of $607,750 was charged to operations.

On November 15, 2003, the Company issued 600,000 shares of common stock valued at $1,164,000 as “officer incentive” to an officer of the Company following a resolution of the board of directors.  Accordingly, salary expense of $1,164,000 was charged to operations.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 7 STOCKHOLDERS’ EQUITY (DEFICIT) - continued

Common Stock - continued

During 2003, certain holders exercised their option to convert $331,652 in convertible notes payable per various agreements dated in 2002 and 2003. As a result, 663,302 shares of common stock were issued.

On October 1, 2004, the Company issued 80,000 shares of common stock to the President of Family Health News, Inc. (FHNI) to satisfy all outstanding convertible notes and accrued interest for funds loaned to the Company. Additionally, the Company released and conveyed all interest in the FHNI to its president. Although signed on August 1, 2004, the agreement was effective as of October 1, 2003.

During 2004, certain holders exercised their option to convert $1,048,989 in convertible notes payable per various agreements dated in 2003 and 2004. As a result, 1,434,409 shares of common stock were issued.

In January 2004, the Company issued 30,000 shares valued at $88,710 pursuant to a one-year agreement with a consultant. Accordingly, $88,710 for consulting expense was charged to operations.

In January 2004, the Company issued 211,000 shares valued at $437,481 to consultants for services rendered. Accordingly, $437,481 for consulting expense was charged to operations.

In June 2004, the Company issued 7,725,000 shares to the founder by resolution of the board of directors in conjunction with the completion of the reverse acquisition.

In June 2004, the Company issued 1,473,339 shares valued at $2,117,535 to the founder by resolution of the board of directors for compensation.

In June 2004, a consultant exercised its option to purchase 2,382,979 shares under warrants issued for consulting services valued at $238,298. Accordingly, $238,298 for consulting expense was charged to operations. All warrants related to this consulting agreement have been exercised.

In August and September 2004, the Company issued 97,250 shares valued at $94,671 to several consultants and an attorney for services rendered. Accordingly, $23,421 for consulting expense and $71,250 for professional fees was charged to operations.

In October 2004, the Company issued 35,555 shares valued at $34,750 to attorney for services rendered. Accordingly, $34,750 for professional fess was charged to operations.

In October 2004, the Company issued 100,000 shares valued at $130,000 to a Board member. Accordingly, $130,000 for professional fees was charged to operations.

In November 2004, the Company issued 325,000 shares valued at $471,250 to a consultant for marketing. Accordingly, $471,250 for consulting expense was charged to operations.

In November 2004, the Company issued 175,000 shares valued at $250,000 to a subscriber for a total of $149,960 in cash and a subscription receivable of $100,040.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 7 STOCKHOLDERS’ EQUITY (DEFICIT) - continued

Common Stock - continued

In January 2005, the Company issued 2,000 shares of common stock valued at $2,200 pursuant to conversion rights exercised by a holder.

In January 2005, the Company cancelled 15,204 shares of common stock valued at $15,960 from a consultant. Accordingly, $15,960 for consultant expense was charged to operations.

In January 2005, the Company cancelled 1,400 shares of common stock valued at $1,610 from a consultant. Accordingly, $1,610 for consultant expense was charged to operations.

In March 2005, the Company issued 1,475,000 shares valued at $1,489,999 to a marketing consultant and resulted in an immediate charge to operations.

In March 2005, the Company issued 175,000 shares valued at $182,000 to two consultants assisting the Company in the development of operations in Mexico and resulted in immediate charges to operations.

In March 2005, the Company issued 45,000 shares valued at $46,350 to an officer in lieu of salary and resulted in an immediate charge to operations.

In May 2005, the Company issued 45,000 shares valued at $27,000 to an officer in lieu of salary and resulted in an immediate charge to operations.

In May 2005, the Company issued 17,000 shares of common stock valued at $12,580 pursuant to conversion rights exercised by a holder. In June 2005, the Company issued 318,182 shares of common stock in exchange for 1,400 of its Series A Preferred Stock.

In July 2005, the Company issued 15,000 shares of common stock valued at $12,300 to employees and resulted in an immediate charge to operations.

In July 2005, the Company issued 400,000 shares valued at $296,000 to a marketing consultant and resulted in an immediate charge to operations.

Preferred Stock

On December 31, 2005, the Company authorized 20,000,000 shares of $0.001 par value preferred stock; 4,600 is outstanding at December 31, 2005.

Preferred Stock shall be convertible into Common Stock any time at the holder’s sole discretion in part or in whole by dividing the Purchase Price per Share by a price (the “Conversion Price”) equal to 110% of the Market Value on the Closing Date. “Market Value” on any given date shall be defined as the average of the lowest three intra-day trading prices of the Company’s common stock during the 15 immediately preceding trading days.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 7 STOCKHOLDERS’ EQUITY (DEFICIT) - continued

Common Stock - continued

On January 18, 2005, the Company issued 11,000 shares of its Series A Preferred Stock to Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd. (the “Purchasers”), for $100 per share, or an aggregate of $1,100,000. The Company also issued warrants to purchase an aggregate of 597,826 shares of common stock at an exercise price of $0.92 per share, in consideration for the aggregate proceeds of $1,100,000 to the Purchasers and Mercator Advisory Group, LLC, an affiliate of the Purchasers. In connection with the sale of the shares, the Company paid a due diligence fee of $88,000 and legal expenses of $10,000 to Mercator Advisory Group, LLC. All warrants expire on January 18, 2008.

Warrants

The Company has warrants to purchase an aggregate of 597,826 shares of common stock at an exercise price of $0.92 per share outstanding at December 31, 2005.

In June 2005, 1,400 shares of Series A Preferred Stock were cancelled and converted into 318,182 common shares of the company

In July 2005, 5,000 shares of Series A Preferred Stock were cancelled and converted into 1,086,957 common shares of the company.

The adjustment to shareholder equity was due to the reclassification in common stock in the amount of 49,658. Please see Note 14 for detail information.

NOTE 8 INCOME TAXES

The Company has no current or deferred income tax due to its operating losses.

The Company has a federal net operating loss carry forward at December 31, 2005 and 2004 of approximately $14,085,392 and $10,413,571, respectively, subject to annual limitations prescribed by the Internal Revenue Code, that are available to offset future taxable income through 2025. A 100% valuation allowance has been recorded to offset the net deferred taxes due to uncertainty of the Company’s ability to generate future taxable income.

NOTE 9 CONTINGENCIES

The Company is involved in claims arising during the ordinary course of business resulting from disputes with vendors and shareholders over various contracts and agreements. While the ultimate outcome of these matters has yet to be determined, management has included a provision for these claims based on known facts and circumstances as of December 31, 2005 in the amount of $55,081.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 10  GOING-CONCERN UNCERTAINTY

These financial statements are presented assuming the Company will continue as a going concern. For the years ended December 31, 2005 and 2004, the Company showed operating losses of $3,625,483 and $5,742,037, respectively. The accompanying financial statements indicate that current liabilities exceed current assets by $827,345 and $793,573 at December 31 2005 and 2004, respectively.
These factors raise substantial doubt about its ability to continue as a going concern. Management’s plan with regard to these matters includes raising working capital and significant assets and resources to assure the Company’s viability, through private or public equity offering, and/or debt financing, and/or through the acquisition of new business or private ventures.

NOTE 11 RESEARCH AND DEVELOPMENT COSTS

All research and development costs are charged to expense when incurred. The following table illustrates the types of expenses imbedded in the financial statements as costs related to laboratory research, formulation, design and testing of products and processes as related to the business plan.

	2005	2004

Consulting	$240,000	$240,000
Salaries	143,714	164,714
Lease expense	63,217	50,703
Depreciation	11,751	66,551
Lab expenses	53,618	58,600

Totals	$512,300	$541,299

NOTE 12 BENEFICIAL CONVERSION EXPENSE

The Company’s accounting policy with respect to instruments with beneficial conversion features is as follows:

Convertible notes issued to investors in response to public and private placement offerings made in 2002, 2003, and 2004 were convertible at inception with fixed dollar conversion terms. The beneficial conversion feature is calculated at its intrinsic value (that is, the difference between the conversion price and the fair value of the common stock at the time of issuance of the debt into which the debt is convertible) at the commitment date. A portion of the proceeds from issuance of the convertible debt, equal to the intrinsic value, is then allocated to additional paid-in capital.

Beneficial conversion expense was $367,397 and $1,301,373 for the periods ended December 31, 2005 and 2004, respectively.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 13 ACQUISITION OF VDx, INC.

On September 20, 2004 the Company acquired 100% of the equity interests of VDx, Inc. (VDx). The income and expenses for VDx from the period September 20, 2004 through December 31, 2004 are included in the consolidated statements of operations. VDx is a corporation organized under the laws of the state of Wisconsin and is a manufacturer and distributor of veterinary diagnostic equipment and tests. VDx currently markets and sells specialized tests for bovine IgG, NEFA for the dairy industry, and Equine IgG. VDx has already made a significant impact within the dairy cattle industry with their NEFA test and nutritional supplement program to maximize output for the dairy farmer. The NEFA test offers farmers the ability to test the health and nutrition of their cattle before giving birth and also test the health of the new calves once born. Future milk output from dairy cattle is directly affected by the nutrition just prior to calving. By acquiring VDx, the Company was granted an exclusive license for the above named tests, which will enable the Company to generate revenues and increase its penetration into the dairy cattle industry in order to market its future Johnne’s test and vaccine.

NOTE 13 ACQUISITION OF VDx, INC. - continued

The purchase price of VDx was $338,282 for which the Company issued 375,000 shares of common stock valued at $326,250 based on the closing price of the shares on the date of acquisition.

Effective April 1, 2005, the acquisition of VDx was rescinded by mutual agreement between the Board and the previous owners of VDx. The 375,000 shares issued for the acquisition of VDx were returned to the company and all control was passed back to the original ownership. Both parties were put back in the same position. The Company restated 2004 financial statements due to this adjustment.

NOTE 14 RESTATEMENT

The consolidated financial statements of the Company included in the 10-KSB for December 31, 2003 were inaccurately depicted in the financials as of March 23, 2003. The 60,000 shares issued for computer services were never authorized by the Board; the 40,000 shares issued for management and financing services was never completed. The above cancelled shares accrued interest in the amount of 3,134 was also annulled due to lack of issuance.

The adjustment to shareholder equity was due to the reclassification in February 25, 2002 in the amount of 49,658. Consequently, the shareholder equity was restated with the above adjustment.

GENETHERA, INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005

NOTE 14 RESTATEMENT - continued

During the fiscal year of 2004, shares were issued to a board member in the amount of 100,000 shares, which were not recognized in the consolidated financial statement. Consequently, the consolidated financial statements for December 31, 2003 and December 31, 2004 are restated as follows:
	Shares of Common Stock	Additional Paid-in-Capital	Accumulated Deficit
As reported December 31, 2003 - After restated	4,796,478	3,998,810	(4,785,076)

Adjustments
Cancelled Shares	(100,000)	(99,900)	100,000
Cancelled Shares	(3,134)	(3,131)	3,134
Adjustment to Shareholder Equity	49,658	(4,966)	4,916

As restated December 31, 2003	4,743,002	3,890,813	(4,677,026)

As reported December 31, 2004	19,007,534	10,330,920	10,658,980

Adjustments
Cancelled Shares of VDX	(375,000)	(313,843)	(314,218)
Share issued to Board member	100,000	129,900	130,000

As restated December 31, 2004	18,732,534	10,146,977	10,474,762

Net Income
Restated December 31, 2004	(5,755,754)

Adjustments
VDx Adjustment	143,717
Bonus for Board member Stock	(130,000)

New restated December 31, 2004	(5,742,037)

NOTE 15 STOCK OPTION PLAN

In December 2005, the board of disrectors approved a stock option plan for the issuance of 2,000,000 shares to employees. No shares were issued as of December 31, 2005.

GENETHERA, INC.
AND SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
THREE MONTHS ENDED
MARCH 31, 2006

GENETHERA, INC. AND SUBSIDIARY
A DEVELOPMENT STAGE COMPANY
CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2006

TABLE OF CONTENTS

Page No.

Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheet March 31, 2006 (unaudited)	3

Consolidated Statements of Operations for the Three Months Ended
March 31, 2006 and 2005 (unaudited)	5

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the
Period ended March 31, 2006 (unaudited)	6

Consolidated Statements of Cash Flows for the Three Months Ended
March 31, 2006 and 2005 (unaudited)	7

Notes to Consolidated Financial Statements (unaudited)	8

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
GeneThera, Inc.
Wheat Ridge, Colorado

We have reviewed the accompanying consolidated balance sheet of GeneThera, Inc. and its wholly-owned subsidiaries as of March 31, 2006, (unaudited) and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the three-month periods ended March 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

JASPERS+HALL

Denver, Colorado
May 15, 2005

GENETHERA, INC. AND SUBSIDIARY
A DEVELOPMENT STAGE COMPANY
CONSOLIDATED BALANCE SHEET
MARCH 31, 2006

Three months ended
March 31, 2006
(Unaudited)
Assets
Current Assets
Cash	$1,290
Accounts receivable	97,983
Prepaid expenses	10,551

Total Current Assets	109,824

Property and equipment, net	727,428
Accumulated Depreciation	(309,613)
417,815

Other Assets
Assets	58,726
Deposits	5,278

Total Other Assets	64,004

Total Assets	$591,643

The accompanying notes are integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARY
A DEVELOPMENT STAGE COMPANY
CONSOLIDATED BALANCE SHEET
MARCH 31, 2006

Three months ended
March 31, 2006
(Unaudited)
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$275,730
Accrued expenses	709,838
Leases payable, current portion	12,944
Notes payable	94,499

Total Current Liabilities	1,093,011

Long Term Liabilities
Repayment of Loan	2,000

Total Liabilities	1,095,011

Stockholders' Equity
Preferred stock, $.001 par value, 20,000,000 shares
authorized; 4,600 shares issued and outstanding	5
Common stock $.001 par value, 100,000,000 shares authorized;
22,792,142 shares issued and outstanding	22,426
Additional paid in capital	13,705,557
Deficit accumulated during development stage	(14,231,356)

Total Stockholders' Equity	(503,368)

Total Liabilities & Stockholders' Equity	$591,643

The accompanying notes are integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARY
A DEVELOPMENT STAGE COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE PERIOD FROM OCTOBER 5, 1998 (INCEPTION) TO MARCH 31, 2006
(UNAUDITED)

	3 month period ended March 31,		For the period from October 5, 1998(inception) to
	2006	2005	March 31, 2006
Income
Sales	$90,000	$-	$358,749
Research fees	-	-	188,382
Total income	90,000	-	547,131

Cost of sales	-	-	(30,352)

Gross profit	90,000	-	516,779

Expenses
Other compensation	-	-	3,283,009
Consulting	-	1,596,040	4,139,417
General and administrative expenses	85,008	361,153	2,853,098
Payroll expenses	94,450	153,065	1,656,829
Depreciation	22,214	22,210	348,316
Settlement expense	-	-	57,493
Impairment of long-lived asset	-	-	55,714
Lab expenses	38,628	53,418	293,553
Total expenses	240,300	2,185,886	12,687,429

Loss from operations	(150,300)	(2,185,886)	(12,170,650)

Other income (expenses)
Beneficial conversion expense	-	(200)	(1,987,991)
Interest expense	-	(456)	(46,758)
Gain on settlements	(7,200)	30,036	51,003
Other income (expenses), net	11,536	(799)	45,105

Net loss from continuing operations	(145,964)	(2,157,304)	(14,109,291)
Gain (loss) from disposal of subs			-
Loss from discontinued operations	-	-	(122,065)

Net loss	$(145,964)	$(2,157,304)	$(14,231,356)

Loss per common share	$(0.007)	$(0.10)	$(0.63)
Diluted Weight Average	$-	$-	$-

The accompanying notes are integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARY
A DEVELOPMENT STAGE COMPANY
(CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE PERIOD ENDED MARCH 31, 2006
(UNAUDITED)

	Preferred Stock Shares	Amount	Common Stock Shares	Amount	Paid in Capital	Development Stage Accumulated Deficit	Total

Balance December 31, 2005	4,600	$5	22,295,069	$22,296	$13,685,888	$(14,085,392)	(377,203)

Shares issued to officers
in lieu of salary			90,000	90	12,510		12,600

Shares issued to replace			40,000	40	7,160		7,200
cancelled certificate-settlement

Net Loss March 31, 2006						(145,964)	(145,964)

Balance March 31, 2006 (unaudited)	4,600	$5	22,425,069	$22,426	$13,705,557	$(14,231,356)	$(503,367)

The accompanying notes are integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARIES
(DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE PERIOD FROM OCTOBER 5, 1998 (INCEPTION) TO MARCH 31, 2006

			For the period from
			October 5, 1998
	Year ended December 31,		(inception) to
	2006	2005	March 31, 2006
Cash flows from operating activities:
Net loss	$(145,964)	$(3,625,483)	$(14,231,356)

Adjustments to reconcile net loss to net
cash provided by (used in) operating activities:
Depreciation and amortization	22,214	98,118	$39,857
Compensation in exchange for common stock	19,800	2,037,692	$7,910,414
Beneficial conversion feature	-	367,397	$1,987,990
Loss on impairment	-	-	$-
Changes in operating assets and liabilities
(Increase) Decrease in:
Accounts receivable	(92,173)	(5,581)	$(97,983)
Inventory	-	-	$-
Prepaid expenses	-	38,227	$(10,551)
Other assets	(48,990)	(9,736)	$(51,448)
Increase in account payable
and accrued liabilites	205,417	45,567	$915,712

Total adjustments	106,268	2,571,684	10,693,991

Net cash used in operating activities	(39,696)	(1,053,799)	(3,537,365)

Cash flows from investing activities:
Cash payments for the purchase of property	-	(107,674)	(299,072)

Cash flows from financing activities:
Bank overdraft		(338)	35,486
Capital contributed as equipment			272,376
Principal payments on notes & leases payable			(240,119)
Stock Issued for Conversion of NP	-	-
Payment of lease payable	(1,407)	(16,155)	144,229
Proceeds from issuance of stock		1,100,000	1,843,882
Proceeds from loans payable	40,724	7,543	1,539,317
Proceeds from Subscription Recievable	-	100,040	100,040
Repurchase of Common Stock	-	(1,610)	(1,610)
Reciept of APIC	-	20,000	20,000
Payment of Perfered Dividends	-	(46,338)	(46,338)

Net cash provided by financing activities	39,317	1,163,142	3,667,263

Net increase (decrease) in cash	(379)	1,669	(169,174)

Cash, beginning of year	1,669	-	-

Cash, end of year	$1,290	$1,669	$1,290

Supplemental disclosures of cash flow information:
Cash paid during the period for interest expense	$-	$2,324	$46,758
Cash paid during the period for Taxes	$-	$-	$-

The accompanying notes are integral part of these financial statements.

GENETHERA, INC. AND SUBSIDIARY
A DEVELOPMENT STAGE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2006

NOTE 1	PRINCIPLES OF CONSOLIDATION

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, GeneThera, Inc. (Colorado). All significant inter-company balances and transactions have been eliminated.

NOTE 2	BASIS OF PRESENTATION

The interim financial information included herein is unaudited; however, such information reflects all adjustments which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position, results of operations, changes in stockholders’ equity (deficit) and cash flows for the interim periods. All such adjustments are of a normal, recurring nature. The results of operations for the first three months of the year are not necessarily indicative of the results of operations which might be expected for the entire year.

The accompanying consolidated financial statements of the Company have been prepared in accordance with the instructions to Form 10-Q and, therefore, omit or condense certain footnotes and other information normally included in financial statements prepared in accordance with generally accepted accounting principles. It is suggested that these condensed financial statements should be read in conjunction with the Company's financial statements and notes thereto included in the Company's audited financial statements on Form 10-KSB/A as amended for the fiscal year ended December 31, 2005.

NOTE 3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Recent Accounting Pronouncements

The Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations, which establishes revised standards for accounting for business combinations, eliminating the pooling method, and providing new guidance for recognizing intangible assets arising in a business combination. Additionally, SFAS No. 141 requires more prominent and more frequent disclosures in financial statements about a business combination. This statement is effective for business combinations initiated on or after July 1, 2001. The adoption of this pronouncement on July 1, 2001 did not have a material effect on the Company's financial position, results of operations or liquidity.

GENETHERA, INC. AND SUBSIDIARY
A DEVELOPMENT STAGE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2006

NOTE 3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

SFAS 142, Goodwill and Other Intangible Assets provides guidance on accounting for the acquisition of intangibles, except those acquired in a business combination, which is subject to SFAS 141, and the manner in which intangibles and goodwill should be accounted for subsequent to their initial recognition. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS 142 on April 1, 2002 did not have a material effect on the Company's financial position, results of operations, or liquidity.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets provides implementation guidance regarding when and how to measure an impairment loss, and expands the presentation to include a component of an entity, rather than strictly a business segment. SFAS 144 also eliminates the current exemption to consolidation when control over a subsidiary is likely to be temporary. This statement is effective for all fiscal years beginning after December 15, 2001. The adoption of SFAS 144 on April 1, 2002 did not have a material effect on the Company's financial position, results of operations or liquidity.

Earnings per Share
Basic earnings per share are computed based on the weighted average number of common shares outstanding during each year. Diluted earnings per share are computed based on the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential future issuances of common shares relating to convertible notes.

NOTE 4	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:
March 31, 2006

Computers	$42,987
Office Equipment	39,89981
Furniture & fixtures	1,465
Laboratory equipment	643,084

727,428
Less accumulated depreciation	(309,613291)

$417,815

Depreciation expense for the three months ended March 31, 2006 and 2005 was $22,214 and $2215,210172, respectively.

GENETHERA, INC. AND SUBSIDIARY
A DEVELOPMENT STAGE COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2006

NOTE 5	CONVERTIBLE NOTES PAYABLE

March 31, 2006

Total long-term convertible notes payable	$0

For the three months ended March 31, 20065 and 2005, interest expense related to the convertible notes payable amounted to $0 and $456, respectively.

NOTE 6	STOCKHOLDERS’ EQUITY

Common Stock

In February 2006, the Company issued 250 shares of common stock valued at $30 to replace an erroneously cancelled stock certificate.

In March 2006, the Company issued 40,000 shares valued at $7,200 in settlement of a lawsuit previously filed by OR Surgical and resulted in an immediate charge to operations.

In March 2006, the Company issued 90,000 shares valued at $12,600 to two officers in lieu of salary and resulted in an immediate charge to operations.

NOTE 7	GOING CONCERN UNCERTAINTY

These financial statements are presented assuming the Company will continue as a going concern. For the periods ended March 31, 2006 and 2005, the Company showed operating losses of $145,96493 and $2,15758,304464 respectively. The accompanying financial statements indicate that current liabilities exceed current assets by $983,187919,181 for the three months ended March 31, 2006.

These factors raise substantial doubt about its ability to continue as a going concern. Management’s plan with regard to these matters includes raising working capital and significant assets and resources to assure the Company’s viability, through private or public equity offering, and/or debt financing, and/or through the acquisition of new business or private ventures.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Bylaws contain provisions that obligate us to indemnify our officers and directors, and permit us to indemnify our employees and agents, if they are involved in certain legal proceedings related to their services to us. In addition, Section 607.0850, Florida Statutes requires corporations to pay legal expenses for employees who successfully defend themselves against criminal charges or lawsuits related to their jobs.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the Common Stock being registered.

SEC registration fee	$68.21
Legal fees and expenses	$1,000.00
Accounting fees and expenses	$1,000.00
Miscellaneous	$2,000.00

Total	$4,068.21

RECENT SALES OF UNREGISTERED SECURITIES

In March 2006, the Company issued 40,000 shares valued at $7,200 in settlement of a lawsuit previously filed by OR Surgical and resulted in an immediate charge to operations.

On May 2, 2006, the Company issued 500,000 share valued at $65,000 to a marketing consultant.

On May 18, 2006, the Company issued 100,000 shares valued at $13,000 to a marketing consultant.

On June 16, 2006, the Company issued 150,000 shares valued at $16,500 to contract employees.

On August 2, 2006, the Company issued 100,000 shares valued at $9,000 to contract employees.

EXHIBITS

The following documents are filed herewith or have been included as exhibits to previous filings with the SEC and are incorporated herein by this reference:

Exhibit	Description of Document
3.1	Articles of Incorporation of GeneThera, Inc., as amended.*

3.2	Bylaws, as amended. (2)

5.1	Opinion of Dennis H. Johnston, Esq..

10.1	Form of Common Stock Purchase Agreement among GeneThera, Inc. and various original holders of the common stock of GeneThera, Inc. (1)

10.2	Form of Letter Agreement between GeneThera, Inc. and various original holders of the Common Stock of GeneThera, Inc. (2)

10.3	Employment Agreement, dated as of January 23, 2002, between Antonio Milici, M.D., Ph.D. and GeneThera, Inc. (2)

10.4	Letter of Intent, dated November 6, 2003, between Oncology Sciences Corporation and GeneThera, Inc. (3)

10.5	Placement Agent Agreement, dated as of May 31, 2004, between Invest Linc Securities, LLC and GeneThera, Inc. (4)

10.6	Letter Agreement, dated November 22, 2003, between NVO Solutions, Inc. and GeneThera, Inc. (4)

10.7	Resolution Agreement, dated August 1, 2004, by and among, John Taggart, Family Health News, Inc. and GeneThera, Inc. (4)

10.8	GeneThera, Inc. 2004 Employee, Director and Consultant Stock Option Plan*

10.9	GeneThera, Inc. 2004 Senior Executive Officer Option Plan*

10.1
Subscription Agreement, dated as of January 18, 2005, by and between GeneThera, Inc., Mercator Advisory Group, LLC, Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd. (5)

10.11
Registration Rights Agreement, dated as of January 18, 2005, by and between GeneThera, Inc., Mercator Advisory Group, LLC, Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP and Monarch Pointe Fund, Ltd. (5)

10.12	Warrant to Purchase Common Stock issued to Mercator Advisory Group, LLC. (5)

10.13	Warrant to Purchase Common Stock issued to Mercator Momentum Fund, LP. (5)

10.14	Warrant to Purchase Common Stock issued to Mercator Momentum Fund III, LP. (5)

10.15	Warrant to Purchase Common Stock issued to Monarch Pointe Fund, Ltd. (5)

10.16	Industrial Multi-Tenant Lease, dated December 4, 2001, between Youngfield Plaza LLC and GeneThera, Inc. (4)

10.17	Amendment to Industrial Multi-Tenant Lease, dated December 12, 2004, between Youngfield Plaza LLC and GeneThera, Inc.*

10.18	Strategic Alliance Agreement, dated November 1, 2004, between G. Gekko Enterprises and GeneThera, Inc.*

10.19	Securities Purchase Agreement, dated November 8, 2004, between G. Gekko Enterprises and GeneThera, Inc.*

10.20	Letter Agreement, dated March 1, 2005, between 0711005 B.C. Ltd and GeneThera *

10.21	Equity Investment Agreement, dated May 2, 2006, between Imperial Capital Holdings and GeneThera, Inc. (6)

10.22	Registration Rights Agreement, dated May 2, 2006, between Imperial Capital Holdings and GeneThera, Inc. (6)

10.23	Placement Agent Agreement, dated May 2, 2006, between Brewer Financial Services, Imperial Capital Holdings and GeneThera, Inc. (6)

21.1	List of Subsidiaries.*

23.1	Consent of Jaspers & Hall, P.A.

23.2	Consent of Dennis H. Johnston, Esq. Reference is made to Exhibit 5.1.

99.1	Curriculum Vitae. (4)

* Previously filed.

(1)	Incorporated by reference to our Current Report on Form 8-K, as filed with the Commission on March 5, 2002.

(2)	Incorporated by reference to our Annual Report on Form 10KSB, as filed with the Commission on June 4, 2002.

(3)	Incorporated by reference to our Annual Report on Form 10-KSB, as filed with the Commission on April 14, 2004.

(4)	Incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-118937) and amendments thereto, declared effective December 1, 2004.

(5)	Incorporated by reference to our Current Report on Form 8-K, as filed with the Commission on January 19, 2005.

(6)	Incorporated by reference to our Current Report on Form 8-K, as filed with the Commission on August 8, 2006.

UNDERTAKINGS

Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the Articles of Incorporation or Bylaws of the Registrant, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in Wheat Ridge, Colorado on this 18th day of August, 2006.

GENETHERA, INC.

By:	/s/ Antonio Milici
Name: Antonio Milici Title: President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933 this Registration Statement has been signed by the following persons in the capacities indicated on August 18, 2006:

Signature	Title(s)
/s/ Antonio Milici	President, Chief Executive Officer and Director
Antonio Milici /s/ Tannya L. Irizarry	(principal executive officer) Chief Financial Officer (Interim) and Chief Administrative Officer
Tannya L. Irizarry

/s/ Thomas J. Slaga	Director
Thomas J. Slaga

/s/ Jose R. Sandoval	Controller
Jose R. Sandoval